Exhibit 4.1

EXECUTION VERSION

FLUTTER TREASURY DAC

as the Issuer

and

the Guarantors party hereto

and

CITIBANK, N.A., LONDON BRANCH

as Trustee, Paying Agent, Transfer Agent and Registrar

and

WILMINGTON TRUST (LONDON) LIMITED

as Security Agent

INDENTURE

Dated as of April 29, 2024

Senior Secured Notes due 2029

i

EXHIBITS

Exhibit A	FORM OF SENIOR SECURED NOTES

Exhibit B	FORM OF CERTIFICATE OF TRANSFER FOR SENIOR SECURED NOTES

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE FOR SENIOR SECURED NOTES

Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

Exhibit E	AGREED SECURITY PRINCIPLES

SCHEDULE

Schedule A	SECURITY DOCUMENTS

INDENTURE dated as of April 29, 2024, among Flutter Treasury DAC, a designated activity company incorporated under the laws of Ireland with registered number 748909, having its registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, D04 V972, Ireland (the “Issuer”), the Guarantors (as defined herein), Wilmington Trust (London) Limited, as security agent (the “Security Agent”) and Citibank, N.A., London Branch, as trustee (the “Trustee”), paying agent, transfer agent and registrar for the Notes (as defined below).

The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Issuer’s 6.375% senior secured notes due 2029 (the “Dollar Notes”) and 5.000% senior secured notes due 2029 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”). Unless otherwise specified herein, references to the Notes in this Indenture include the Initial Notes (as defined herein) and any Additional Notes (as defined herein).

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company, (2) assumed in connection with the acquisition of assets from any Person or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Subsidiary of the Company, provided that in the case of clauses (1) and (2) of this definition whether or not Incurred by such Person in connection with such Person becoming a Subsidiary of the Company or such acquisition, provided, further that, Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) above, on the date such Person becomes a Subsidiary of the Company and, with respect to clause (2) above, on the date of completion of such acquisition of assets and, with respect to clause (3) above, on the date of the relevant merger, consolidation or other combination.

“Additional Notes” means additional Notes issued from time to time under this Indenture in accordance with Section 2.02, Section 2.16 and Section 4.04 hereof.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, whether so affiliated at the Issue Date or at any other time. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means each Paying Agent, Transfer Agent, Authenticating Agent and Registrar and “Agent” means any one of them.

“Agreed Security Principles” means the Agreed Guarantee and Security Principles as applied in good faith by the Company, which annex is attached hereto as Exhibit E.

“Applicable Metric” means any financial covenant or financial ratio or Incurrence-based permission, test, basket or threshold in this Indenture (including any financial definition or component thereof and any financial ratio, test, basket or threshold or permission based on the calculation of Consolidated EBITDA, the Consolidated Senior Secured Leverage Ratio, the Consolidated Net Leverage Ratio, the Consolidated Total Secured Leverage Ratio or the Fixed Charge Coverage Ratio), any Default, Event of Default or other relevant breach of this Indenture.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary with respect thereto that apply to such transfer or exchange.

“Applicable Reporting Date” means, as at any date of determination, at the Company’s election (which election the Company may revoke and re-make at any time and from time to time):

(1)

the last day of the most recent half-year period in respect of which a report or financial statements have been delivered pursuant to the terms of Section 4.02(a) with such Applicable Metric determined by reference to such report or financial statements, whichever is more recent; or

(2)

the last day of the most recently completed annual period for which the Group has sufficient available information to be able to determine such Applicable Metric, with such Applicable Metric determined by reference to such available information.

“Applicable Test Date” means the Applicable Transaction Date or, at the Company’s election (which election the Company may revoke and re-make at any time and from time to time), the Applicable Reporting Date prior to any Applicable Transaction Date.

“Applicable Transaction” means any Incurrence, Change of Control, assumption, commitment, issuance, repayment, repurchase or refinancing of Indebtedness (including for the avoidance of doubt an additional facility under the Credit Agreement), Disqualified Stock or Preferred Stock and the use of proceeds thereof (including any Investment, acquisition, disposition, sale, merger, joint venture, consolidation or other business combination transaction), any creation of a Lien, or any other transaction for which an Applicable Metric fails to be determined; provided that, if any such transaction (the “first transaction”) is being effected in connection with another such transaction (the “second transaction”), the second transaction shall also be an Applicable Transaction with respect to the first transaction.

“Applicable Transaction Date” means, in relation to any Applicable Transaction, at the Company’s election (which election the Company may revoke and re-make at any time and from time to time):

(1)	the date of any letter, definitive agreement, instrument, put option, scheme of arrangement or similar arrangement in relation to such Applicable Transaction (unilateral, conditional or otherwise);

(2)	the date that any commitment, offer, announcement, communication or declaration (unilateral, conditional, or otherwise) with respect to such Applicable Transaction is made or received;

(3)	the date that any notice, which may be revocable or conditional, of any repayment, repurchase or refinancing of any relevant Indebtedness is given to the holders of such Indebtedness;

(4)	the date of consummation, Incurrence, payment or receipt of payment in respect of the Applicable Transaction;

(5)	any other date determined in accordance with this Indenture; or

(6)	any other date relevant to the Applicable Transaction determined by the Company in good faith.

“Authority” means The International Stock Exchange Authority Limited.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or relevant law in any relevant jurisdiction or organization or similar foreign law (including, without limitation, (i) the laws of England and Wales relating to the capability of a debtor to pay its debts as they come due or relating to moratorium, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors; and (ii) the laws of Ireland relating to liquidation, insolvency, bankruptcy, examinership, composition, reorganization) or any amendment to, succession to or change in any such law.

“Board of Directors” means (1) with respect to the Issuer, the Company or any company or corporation, the board of directors or managers, as applicable, of that company or corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of that partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of that Person serving a similar function, provided that whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Bund Rate” as selected by the Issuer, means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to April 15, 2026; provided, however, that if the period from the redemption date to the date set forth above is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to the applicable date set forth above is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used; provided, further, that if such yield would otherwise be less than zero, it shall be assumed to be zero.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banks in any of New York City, London, U.K., the Netherlands, Frankfurt, Germany or Ireland are authorized or required by law to remain closed; provided, however, that for any payments to be made under this Indenture, such day shall also be a day on which the T2 payment system is open for the settlement of payments.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes on the basis of GAAP as of the Issue Date. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)

securities issued or directly and fully guaranteed or insured by the United States or Canadian governments, a Permissible Jurisdiction, the United Kingdom, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition (or, if later, from the date of the relevant date of calculation under this Indenture);

(2)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof (or, if later, from the date of the relevant date of calculation under this Indenture) issued by any Lender or by any bank or trust company (i) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250,000,000;

(3)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) of this definition or clause (5) of this definition entered into with any Person meeting the qualifications specified in clause (2) of this definition;

(4)

commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof (or, if later, after the date of the relevant date of calculation under this Indenture);

(5)

readily marketable direct obligations issued by any state of the United States, any province of Canada, any Permissible Jurisdiction, the United Kingdom, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition (or, if later, from the date of the relevant date of calculation under this Indenture);

(6)

Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition (or, if later, from the date of the relevant date of calculation under this Indenture);

(7)

bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, the United Kingdom, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank or other financial institution (or any dematerialized equivalent); and

(8)

interests in any investment company, money market fund or enhanced high yield fund which invests 95% or more of its assets in cash or instruments of the types described in clauses (1) to (7) of this definition.

“Cash Management Services” means any automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services, daylight or overnight draft facilities and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business (and, in each case, any replacement, renewal or extension thereof).

“Change of Control” means:

(1)

the Company becomes aware that (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company; or

(2)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions (a “Transfer”), of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to a Person, other than the Company (including, for the avoidance of doubt, any successor thereto pursuant to the provisions described in Section 5.01) or any of its Subsidiaries or one or more Permitted Holders.

Notwithstanding the preceding clauses (1) and (2) or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement and (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by any other member of such group for purposes of determining whether a Change of Control has occurred.

“Clearstream” means Clearstream Banking S.A., as currently in effect or any successor securities clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the Security created or expressed to be created in favor of the Security Agent and/or the Trustee and/or any Holder pursuant to the Security Documents.

“Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Common Depository” means Citibank Europe plc, as common depositary for Euroclear and Clearstream, together with its successors in such capacity.

“Company” means Flutter Entertainment plc.

“Consolidated EBITDA” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period

(1)

plus the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (a) through (h) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which Consolidated EBITDA is being determined):

(a)

provision for Taxes based on income, profits or capital of the Company and its Subsidiaries for such period, including, without limitation, state, franchise, gross receipts and margins, and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations);

(b)

Consolidated Interest Expense (and to the extent not included in Consolidated Interest Expense, (i) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (ii) costs of surety bonds in connection with financing activities) of the Company and its Subsidiaries for such period, together with items excluded from the definition of “Consolidated Interest Expense”;

(c)

depreciation and amortization expenses of the Company and its Subsidiaries for such period including the amortization of intangible assets, deferred financing fees, original issue discount, amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits;

(d)

business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility, branch, office or business unit closures, facility, branch, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments, excess pension charges, start-up or initial costs for any project or new production line, division or new line of business, reserves associated with improvements to IT and accounting functions, office or business unit opening costs or any one-time costs incurred in connection with acquisitions, Investments, New Projects and any fees, costs, expenses associated with acquisition related litigation and settlements thereof);

(e)

any other non-cash charges; provided, that for purposes of this subclause (e), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period);

(f)

any expenses or charges (other than depreciation or amortization expense as described in the preceding subclause (c)) related to any issuance of Capital Stock, Investment, acquisition, New Project, Sale, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the Notes and the Credit Agreement and (y) any amendment or other modification of the Obligations (as defined in the Credit Agreement) or other Indebtedness;

(g)

any costs or expense incurred pursuant to any management equity plan or stock option plan, any non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of any MEP and any charges arising on any MEP accounted for as cash settled under GAAP), or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or a Guarantor (other than contributions received from the Company or another Guarantor) or net cash proceeds of an issuance of Qualified Equity Interests of the Company;

(h)

the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by an Officer of the Company and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this subclause (h);

(i)

with respect to any joint venture that is not a Subsidiary of the Company an amount equal to the proportion of Consolidated EBITDA relating to such joint venture corresponding to the Company’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated EBITDA (determined as if such joint venture were a Subsidiary of the Company), and

(j)

adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (2) of “Summary—Summary Financial Information” contained in the Offering Memorandum applied in good faith by the Company to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated,

(2)

minus the sum of (without duplication and to the extent the amounts described in this clause (2) increased such Consolidated Net Income for the respective period for which Consolidated EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Company and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period).

For the purposes of determining “Consolidated EBITDA” under this Indenture, (i) Consolidated EBITDA shall be the Consolidated EBITDA of the Company measured for the period of the Relevant Period and (ii) calculations shall be made giving effect to the same adjustments (including without limitation as to pro forma effects of Sales, Purchases and other adjustments) on the same basis as for calculating the Consolidated Net Leverage Ratio for the Company.

“Consolidated Financial Interest Expense” means, for any period (in each case, determined on the basis of GAAP), the consolidated net interest income/expense of the Company and its Subsidiaries related to Indebtedness but not including any pension liability interest cost, amortization of discount, debt issuance cost and premium, make whole premia or break costs, commissions, discounts and other fees and charges owed or paid with respect to financings, or costs associated with Hedging Obligations. Notwithstanding any of the foregoing and for the avoidance of doubt, Consolidated Financial Interest Expense shall not include (i) any interest accrued, capitalized or paid in respect of Subordinated Shareholder Funding, (ii) any commissions, discounts, yield and other fees and charges related to Qualified Receivables Financing and (iii) any payments on any leases, including without limitation any payment on any lease, sublease, rental or license of assets (or guarantee thereof), in each case as determined by the Company in good faith.

“Consolidated Income Taxes” means Taxes or other payments, including deferred Taxes and Taxes in respect of repatriated funds and any penalties and interest related to such Taxes arising from any Tax examination, based on income, profits or capital (including without limitation withholding taxes), trade Taxes and franchise Taxes of any of the Company and its Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of GAAP), the consolidated gross interest expense of the Company and its Subsidiaries, whether paid or accrued, but excluding any payments on any leases (including without limitation any payment on any lease, sublease, rental or license of assets (or guarantee thereof), amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense asttributable to movement in mark to market of obligations in respect of Hedging Obligations or other derivatives, in each case, as determined by the Company in good faith), plus or including (without duplication) any interest, costs and charges consisting of:

(a)	amortization of debt discount, debt issuance cost and premium;

(b)	non-cash interest expense;

(c)	commissions, discounts and other fees and charges owed with respect to financings not included in clause (a) above;

(d)	costs associated with Hedging Obligations;

(e)

dividends or other distributions in respect of all Disqualified Stock of the Company and all Preferred Stock of any Subsidiary of the Company, to the extent held by Persons other than the Company or a Subsidiary of the Company;

(f)	the consolidated interest expense that was capitalized during such period;

(g)

interest actually paid or accrued by the Company or any Subsidiary of the Company under any guarantee of Indebtedness or other obligation of any other Person (less any interest accrued on any Indebtedness of the Company or any Subsidiary of the Company that was funded with the proceeds of such guaranteed Indebtedness).

For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Company and its Subsidiaries with respect to Hedging Obligations, and interest on Capitalized Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and its Subsidiaries (excluding Hedging Obligations except to the extent provided in Section 4.04(c) and Section 4.04(e) and excluding Capitalized Lease Obligations).

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the aggregate of the net income (loss), determined in accordance with GAAP and before any reduction in respect of preferred stock dividends (the “Net Income”), on a consolidated basis, provided, however, that, without duplication,

(a)

any net after-tax extraordinary, exceptional, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses (including any cost or expense related to employment of terminated employees), any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to closing costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, opening costs, recruiting costs, signing, retention or completion bonuses, litigation and arbitration costs, charges, fees and expenses (including settlements), and expenses or charges related to any offering of Common Stock or debt securities of the Company or any Subsidiary of the Company, any Investment, acquisition, Disposition, recapitalization or incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and expenses related to the Transactions incurred before, on or after the Issue Date), in each case, shall be excluded;

(b)

any net after-tax income or loss from Disposed of, abandoned, closed or discontinued operations or fixed assets and any net after-tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded;

(c)

any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Company) shall be excluded;

(d)

any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(e)

(i) the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent person or a subsidiary thereof from any person in excess of, but without duplication of, the amounts included in subclause (i);

(f)	the cumulative effect of a change in accounting principles during such period shall be excluded;

(g)

effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries and including the effects of adjustments to (i) deferred rent, (ii) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (iii) any deferrals of revenue) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(h)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded;

(i)

any (i) non-cash compensation charge or (ii) non-cash costs or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(j)

accruals and reserves that are established or adjusted in connection with the Transactions or within twelve months after the Issue Date or the closing of any acquisition or investment and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(k)	non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded;

(l)	any gain, loss, income, expense or charge resulting from the application of any LIFO method shall be excluded;

(m)	any non-cash charges for deferred tax asset valuation allowances shall be excluded;

(n)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Obligations for currency exchange risk, shall be excluded;

(o)	any deductions attributable to minority interests shall be excluded; and

(p)

(A) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period).

“Consolidated Net Indebtedness” means, with respect to any Person:

(a)	Consolidated Leverage as of the relevant date of determination; less

(b)

the amount of cash and Cash Equivalents held by such Person and its Subsidiaries as of such date (other than cash and Cash Equivalents of such Person and its Subsidiaries that would appear as “customer deposits” on a consolidated balance sheet of such Person).

In respect of any applicable period, the exchange rate used to calculate Consolidated Net Indebtedness may, at the option of the Company, be:

(a)	the weighted average exchange rate for that period (as determined by the Company);

(b)	the relevant prevailing exchange rate at close of business on the last day of that period (as determined by the Company); or

(c)	any other exchange rate permitted to be applied in accordance with Section 4.13,

provided that, where applicable, the sum of all Indebtedness shall be reduced by the outstanding receivable principal amount of cross-currency interest rate swaps and increased by the outstanding payable currency principal amount of cross-currency interest rate swaps associated with the Indebtedness, in each case, as determined in good faith by a responsible financial or chief accounting officer of the Company.

“Consolidated Net Leverage Ratio” means, as of any Applicable Test Date or Applicable Reporting Date, the ratio of (a) the Consolidated Net Indebtedness at such date to (b) Consolidated EBITDA for the Relevant Period ending on the Applicable Reporting Date; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such Applicable Test Date or Applicable Reporting Date:

(1)

the Company or any Subsidiary of the Company has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes “discontinued operations” in accordance with GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

(2)

the Company or any Subsidiary of the Company (by merger or otherwise) has made (or, at the Company’s election, otherwise planned or committed, or in respect of which any other step or action has been taken, unilaterally, conditionally or otherwise) an Investment in any Person that thereby becomes (or that the Company expects in good faith, based upon such plan, commitment, step or action, will become) a Subsidiary of the Company (by merger or otherwise), or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto, including anticipated synergies and cost savings as if such Purchase occurred on the first day of such period;

(3)

the Company or any Subsidiary of the Company has set up or commenced a New Project, including any such New Project occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such New Project occurred on the first day of such period;

(4)

the Company or any Subsidiary of the Company has made or implemented a Specified Transaction or Group Initiative, including any such Specified Transaction or Group Initiative occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto, including anticipated synergies and cost savings as if such Specified Transaction or Group Initiative occurred on the first day of such period; and

(5)

any Person (that became a Subsidiary of the Company or was merged or otherwise combined with or into the Company or any Subsidiary of the Company since the beginning of such period) will have made any Sale, Purchase, Investment, New Project, Specified Transaction or Group Initiative that would have required or permitted an adjustment pursuant to clause (1), (2) or (3) or (4) above if made by the Company or a Subsidiary of the Company since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto, including anticipated synergies and cost savings, as if such Sale, Purchase, Investment, New Project, Specified Transaction or Group Initiative occurred on the first day of such period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Financial Interest Expense, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income, Consolidated Senior Secured Leverage Ratio, Consolidated Total Secured Leverage Ratio and Fixed Charge Coverage Ratio, (a) calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company (including in respect of cost savings and synergies), (b) calculations (X) shall be made on the basis that the full effect of synergies were realized on the first day of the Relevant Period and (Y) without double counting, shall also include the reasonably anticipated full run rate cost savings effect (as calculated in good faith by a responsible financial or chief accounting officer of the Company) of any restructuring, operating expense reduction, operating improvement, cost savings programs (or, in each case, other similar initiative) (each, a “Group Initiative”) that have been implemented during or prior to such period (or otherwise planned or committed, or in respect of which any other step or action has been taken) equal to or less than the full run rate effect of all synergies which the Company believes can be obtained following implementation of such Group Initiative as a result of such Group Initiative, as though such Group Initiatives had been fully implemented on the first day of the Relevant Period, (c) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the Relevant Period and, without limiting the generality of the foregoing, if the date of determination is the Applicable Reporting Date, in the event that the Company or any Subsidiary of the Company Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness subsequent to the Applicable Reporting Date for which the Applicable Metric is being calculated but prior to or simultaneously with the Applicable Transaction Date for which the calculation of the Applicable Metric is made or is otherwise contemplated to occur in connection with the Applicable Transaction, then the Applicable Metric shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness as if the same had occurred on the first date of the Relevant Period, (d) Indebtedness Incurred in reliance on Section 4.04(b) on the date of determination shall be excluded (other than Indebtedness Incurred pursuant to Section 4.04(b)(5)(ii)), (e) the discharge on the determination date of any Indebtedness to the extent that the discharge of such Indebtedness results from proceeds

Indebtedness Incurred in reliance on Section 4.04(b) shall not be given effect (other than the discharge of Indebtedness using proceeds of Indebtedness Incurred pursuant to Section 4.04(b)(5)(ii)), (f) calculations shall also give pro forma effect to any Specified Transaction that has occurred since the beginning of such period (as determined and calculated by a responsible financial or accounting officer of the Company) on a full run rate basis, (g) without double counting, calculations shall exclude any non-recurring costs and other expenses arising directly or indirectly as a consequence of any Sale or Purchase or Specified Transaction and/or the implementation of any Group Initiative; and (h) notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Net Leverage Ratio, Consolidated Total Secured Leverage Ratio or Consolidated Senior Secured Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence or repayment of any Indebtedness under any revolving credit facility or letter of credit facility immediately prior to or in connection therewith; and (i) “determined on a consolidated basis on the basis of GAAP,” “determined on the basis of GAAP” and similar provisions shall at the election of the Company allow for calculation to be made on the basis of presentation of the financial statements included in the Offering Memorandum.

All Applicable Metrics described in this definition will be calculated as set forth in Section 4.13.

For purposes of making the computation referred to above, in giving effect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during such period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Company in good faith.

“Consolidated Senior Secured Leverage Ratio” means the Consolidated Net Leverage Ratio, but calculated by excluding all Indebtedness other than Senior Secured Indebtedness.

“Consolidated Total Secured Leverage Ratio” means the Consolidated Senior Secured Leverage Ratio, provided that when calculating Indebtedness the Company shall not be permitted to exclude any Indebtedness which constitutes Second Lien Lender Liabilities, Second Lien Arranger Liabilities and Second Lien Notes Liabilities (as each such term is defined in the Intercreditor Agreement).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any lease, or any dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any asset constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)

to purchase assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” means the office of the Trustee, the Security Agent and the Agents, as applicable, at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this instrument is located at its address set forth in Section 13.01, or such other address as the Trustee, the Security Agent or the Agents, as applicable, may designate from time to time by notice to the Issuer, or the principal corporate trust office of any successor Trustee, Security Agent or Agent, as applicable (or such other address as such successor Trustee, Security Agent or Agent, as applicable, may designate from time to time by notice to the Issuer).

“Credit Agreement” means the agreement providing for the New Credit Facilities, as entered into on November 24, 2023, as amended by the First Incremental Assumption Agreement to the Syndicated Facility Agreement, entered into on March 14, 2024, among, inter alios, the Company, the lenders and issuing banks from time to time party thereto, J.P. Morgan SE, as administrative agent and the Security Agent as collateral agent, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Revolving Credit Facility, the Term Loan A Facilities, the Term Loan B Facility, any commercial paper facilities and any overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original facility agent (or other administrative agent) and/or security agent and/or lenders or another facility agent, administrative agent and/or security agent or agents or other banks or institutions and whether provided under the Revolving Credit Facility, the Term Loan A Facilities, the Term Loan B Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee or guarantee agreement and any pledge agreement, debenture, collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and security documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Custodian” means Citibank, N.A., London Branch as custodian for DTC, together with its successors in such capacity.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases, Decreases and Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC, in respect of the Dollar Notes, or Euroclear or Clearstream, in respect of the Euro Notes, in each case, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Disposed of” means to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)

is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Subsidiary of the Company); or

(3)

is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or purchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof by the Company or the Trustee, the amount of U.S. dollars obtained by converting such currency other than U.S. dollars involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable currency other than U.S. dollars as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination; provided that at the option of the Company it may select any method provided for in Section 4.13.

“DTC” means The Depository Trust Company, or any successor securities clearing agency.

“Equity Offering” means a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions (other than to the Company or any Subsidiary of the Company). “Escrowed Proceeds” means the proceeds from the offering or incurrence of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent or a segregated account, escrow arrangements that permit the release of amounts on deposit in such escrow account, or other arrangements allowing for the release of funds held in a segregated account, upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow or held in a segregated account.

“euro” or “€” means the official currency of the European Union.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“European Government Obligations” means any security that is (1) a direct obligation of any country that is a member of the European Monetary Union, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“European Union” means all members of the European Union as of January 1, 2004.

“Exchange” means The International Stock Exchange and its successors and assigns.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“fair market value” may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch Ratings, Inc or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, on any Applicable Test Date or Applicable Reporting Date, the ratio of Consolidated EBITDA of the Company for the applicable reporting period ending on the Applicable Test Date or Applicable Reporting Date to the Company’s Fixed Charges for such period. In the event that the Company or any Subsidiary of the Company Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (in the case of a redemption, defeasance, retirement or extinguishment, other than Indebtedness Incurred under any revolving credit facility, unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period, provided that the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness Incurred in reliance on the provisions described in Section 4.04(b) (other than Fixed Charges attributable to Indebtedness Incurred pursuant to Section 4.04(b)(5)(ii)), and (ii) Fixed Charges attributable to any Indebtedness discharged on such Fixed Charge Coverage Ratio Calculation Date to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described under Section 4.04(b) (other than Fixed Charges attributable to Indebtedness Incurred pursuant to Section 4.04(b)(5)(ii).

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations, disposed or discontinued operations, Specified Transactions and Group Initiatives that have been made or implemented (or, at the election of the Company, planned or committed or in respect of which any other action or step has been taken) by the Company or any of its Subsidiaries, including by entities that have become Subsidiaries of the Company, on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date, may be calculated on a pro forma basis in a manner consistent with the adjustments described in the definition of Consolidated Net Leverage Ratio (and shall be calculated on a pro forma basis to the extent required by such definition), including without limitation as to savings programs and other Group Initiatives, assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, Specified Transactions, Group Initiatives and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom), including the full run rate effect of anticipated synergies, had occurred on the first day of the four-quarter reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by the chief financial officer or finance director of the Group (or such other person as is performing the functions of the chief financial officer or finance director), including synergies. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit or similar facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

For the avoidance of doubt, nothing in this definition shall prejudice or limit the right of the Company or any other member of the Group to make any adjustment or calculation (whether in relation to Consolidated EBITDA, Fixed Charges, the Fixed Charge Coverage Ratio or otherwise) in accordance with any other term of this Indenture.

All Applicable Metrics described in this definition will be calculated as set forth in Section 4.13.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Financial Interest Expense of such Person for such period;

(2)	all dividends or other distributions payable in cash (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period;

(3)	all dividends or other distributions payable in cash (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period; and

(4)

any cash interest expense on Indebtedness of another person that is guaranteed by such Person or its Subsidiaries or secured by a Lien on assets of such Person or its Subsidiaries, but only to the extent such interest expense is actually paid in cash by such Person or any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time; provided that at any date after the Issue Date, the Company may make an irrevocable election to establish that “GAAP” shall (except for the purposes of Section 4.02) mean GAAP as in effect on a date that is on or prior to the date of such election. Except as otherwise will be set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP.

“Governmental Authority” means any federal, state, commonwealth, provincial, municipality, local, county or foreign or other court or governmental agency, authority, instrumentality or regulatory, taxing or legislative body (including any supranational bodies such as the European Union or the European Central Bank).

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes.

“Group” means the Company and its Subsidiaries from time to time.

“Guarantee” means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation;

(2)	to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(3)

to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(4)

entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets permitted by this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Company and any Subsidiary of the Company that Guarantees the Notes from the date on which such Notes Guarantee is provided and until the date on which such Notes Guarantee is released in accordance with this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement (each, a “Hedging Agreement”).

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be Cede & Co., as nominee of DTC, in the case of the USD Notes and the respective nominee of Euroclear or Clearstream, as applicable, in the case of the EUR Notes.

“Holding Company” means, in relation to any Person, any Person of which it is a Subsidiary.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds (other than performance or advance payment bonds or similar instruments), debentures, notes or other similar instruments;

(3)

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments except to the extent such reimbursement obligations relate to trade payables and such reimbursement obligations are satisfied within 30 days of Incurrence, in each case only to the extent issued by a bank or financial institution, and if the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness of the Group;

(4)

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of any asset (except trade payables and liabilities or accrued expenses in the ordinary course of business), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such asset in service or taking final delivery and title thereto (or if the relevant supplier customarily allows a period for payment, if later the date 180 days after the expiry of that period), for the avoidance of doubt excluding where the payment deferral results from the delayed or non-satisfaction of contract terms by the supplier, from a dispute carried out in good faith or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures and excluding earn outs and other contingent consideration arrangements;

(5)	Capitalized Lease Obligations of such Person;

(6)

the principal amount payable by any member of the Group to any person which is not a member of the Group in respect of the redemption of any share capital or other securities convertible into share capital issued by it or any other member of the Group (other than in connection with any MEP, incentive scheme or similar arrangement) and in each case only to the extent the share capital or other securities convertible into share capital are redeemable at the option of the holder or if the relevant member of the Group is otherwise obliged to redeem it, in each case, on or prior to the Stated Maturity of the Notes;

(7)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)

to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), with respect to clauses (1), (2), (4) and (5) above, if and to the extent, and in the amount, that any of the foregoing Indebtedness (other than letters of credit described in clause (3) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The term “Indebtedness” shall not include any amount due or outstanding in respect of any asset retirement obligations, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice or industry norm, prepaid or deferred revenue arising in the ordinary course of business or consistent with past practice or industry norm, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice or industry norm.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Subordinated Shareholder Funding, Contingent Obligations Incurred in the ordinary course of business and obligations under or in respect of Qualified Receivables Financings;

(ii)

in connection with the purchase by the Company or any Subsidiary of the Company of any business or asset, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business or asset after the closing (including, for the avoidance of doubt, earn outs and other contingent consideration arrangements);

(iii)	trade and other ordinary-course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business or consistent with past practice or industry norm;

(iv)	any Cash Management Services;

(v)

amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Group that is not prohibited by this Indenture;

(vi)

for the avoidance of doubt, any obligations in respect of workers’ compensation claims, Pension Schemes, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)

obligations of any Person for the reimbursements of any obligor in relation to any confirming services, reverse factoring services and commercial discount lines in the ordinary course of business and consistent with past practice or industry norm;

(viii)

obligations of any Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, performance bond, advance payment bonds, surety bonds, completion or performance guarantees or similar transactions; and

(ix)	obligations in respect of Third Party Funds.

For the avoidance of doubt, where the amount of Indebtedness falls to be calculated or where the existence (or otherwise) of any Indebtedness is to be established, unless the context requires otherwise (as determined by the Company in good faith), indebtedness owed by one member of the Group to another member of the Group shall not be taken into account.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Dollar Notes” means the $525,000,000 in aggregate principal amount of the Issuer’s 6.375% Senior Secured Notes due 2029.

“Initial Euro Notes” means the €500,000,000 in aggregate principal amount of the Issuer’s 5.000% Senior Secured Notes due 2029.

“Initial Notes” means the Initial Dollar Notes and the Initial Euro Notes.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the Issue Date, among, inter alios, J.P. Morgan SE as Senior Facility Agent, the Company, the Issuer, the Guarantors, the Security Agent and the Trustee, to which the Trustee, as the trustee of the Notes, is expected to accede on or about the Issue Date.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit (other than a time deposit) and any loans or credit arising as a result of the operation of cash pooling, net balance or similar arrangements) or capital contribution to (by means of any transfer of cash or other property to others or any payment for assets or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)

securities issued or directly and fully Guaranteed or insured by the United States of America (or any state or commonwealth thereof or the District of Columbia), Canada (or any province thereof), Japan, Australia, Switzerland, Norway, the United Kingdom, the European Union or any member state of the European Union on the Issue Date or, in each case, any political subdivision, agency or instrumentality thereof (other than Cash Equivalents);

(3)

debt securities or debt instruments with a rating of “A–” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)

Investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive at least two of the following:

(1)	a rating of “BBB–” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; and

(3)	a rating of “BBB–” or higher from Fitch,

or the equivalent of such rating by any such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means the date of the first issuance of Notes under this Indenture, expected to be on or about April 29, 2024.

“Issuer” means Flutter Treasury DAC, a designated activity company incorporated under the laws of Ireland, its successors and assigns.

“Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, fixed charge, floating charge, assignment by way of security, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Management Advances” means loans, advances or other payments made to, or Guarantees with respect to loans, advances or payments made to, current, former or future directors, officers, employees or consultants of the Company or any Subsidiary of the Company (or to any trust or other entity holding shares or other investments in connection with any MEP, incentive scheme or similar arrangement):

(a)

(i) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (ii) for purposes of funding (directly or indirectly, including by way of refinancing previous acquisitions) the acquisition of shares or other ownership interests or investments pursuant to any MEP, incentive scheme or similar arrangement and/or the acquisition of shares or other ownership interests or investments from current, former or future employees or management;

(b)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(c)	the outstanding principal amount of which (excluding capitalized interest) does not in aggregate exceed the greater of (x) $38 million and (y) 2% of Consolidated EBITDA at any time.

“Management Investors” means the current, former or future officers, directors, employees and other members of the management of or consultants to the Company or any of its Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership, company or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Subsidiary of the Company.

“MEP” means any management equity plan, employee benefit scheme, incentive scheme or other similar or equivalent arrangement (in each case whether implemented or to be implemented).

“MEP Payment” means any payment or transaction which is, or which is to be made, entered into or used directly or indirectly (or to facilitate any such step or payment):

(1)

to make payment to a member of any MEP (including payments to members leaving any MEP) or any trust or other person in respect of any MEP, incentive scheme or similar arrangement or pay any costs and expenses properly incurred in the establishing and maintaining of any MEP, incentive scheme or similar arrangement (provided further that, for the avoidance of doubt, nothing in this Indenture shall prohibit any payments to, or the acquisition of shares or other interests or investments of, employees or management); and/or

(2)	for repayment or refinancing of amounts outstanding under any loan made in connection with an MEP, incentive scheme or similar arrangement or capitalization of such loans.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any tax sharing agreements).

“New Credit Facilities” means, collectively, the Term Facilities and the Revolving Credit Facility.

“New Project” means (x) each plant, facility, branch, office, business unit, gaming business, gaming activity, gaming jurisdiction or casino which is either a new plant, facility, branch, office, business unit, gaming business, gaming activity, gaming jurisdiction or casino or an expansion, relocation, remodeling, refurbishment or substantial modernization of an existing plant, facility, branch, office, gaming business, gaming activity, gaming jurisdiction or casino owned or operated by the Company or its Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit, product line or service offering to the extent such business unit commences operations or such product line or service is offered or each expansion (in one or series of related transactions) of business into a new market or through a new distribution method or channel.

“Note Documents” means the Notes (including Additional Notes), the Indenture, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement.

“Offering Memorandum” means the final offering memorandum in relation to the Notes originally issued.

“Officer” means, with respect to any Person, (1) any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Participant” means, with respect to DTC, a Person who has an account with DTC, and with respect to Euroclear or Clearstream, a Person who has an account with the Euroclear or Clearstream, respectively.

“Pension Scheme” means any pension scheme operated by any member of the Group from time to time.

“Permissible Jurisdiction” means any member state of the European Union, the United States, the United Kingdom, the Isle of Man, Canada or Australia.

“Permitted Collateral Liens” means:

(1)

Liens on the Collateral that (i) are “Permitted Liens” (other than Liens described in clauses (1), (17), (19), (29), (30) and (31) of the definition of Permitted Liens) or (ii) are Liens on bank accounts equally and ratably granted to cash management banks securing cash management obligations;

(2)	Liens securing Additional Notes (to the extent permitted under clause (3) or (4) of this definition of “Permitted Collateral Liens”);

(3)

Liens on the Collateral to secure Indebtedness or other obligations of the Company or a Subsidiary of the Company that are permitted to be Incurred under Section 4.04(a) or clauses (1), (2) (to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of “Permitted Collateral Liens”), (4)(a), (5)(a) (covering only the shares and assets of the acquired Person the Indebtedness of which is so secured), (5)(b), (6), (7), (11), (12) and/or (15) of Section 4.04(b) and any Refinancing Indebtedness in respect of such Indebtedness or other obligations;

provided that such Lien will not give an entitlement to be repaid with proceeds of enforcement of the Collateral in a manner which is inconsistent with the Intercreditor Agreement and any Additional Intercreditor Agreement;

provided further, that in the case of Liens securing Indebtedness Incurred pursuant to Section 4.04(a) if the relevant Lien ranks pari passu with the Liens securing the Notes (including pursuant to the provisions of the Intercreditor Agreement), after giving effect to such Incurrence on the relevant date (and pro forma for any use of proceeds), the Consolidated Senior Secured Leverage Ratio does not exceed 4.65:1.00;

provided further, that in the case of Liens securing Indebtedness Incurred pursuant to sub- clauses (5)(a) and (b) of Section 4.04(b) after giving effect to such Incurrence on that date (and pro forma for any use of proceeds), the Consolidated Senior Secured Leverage Ratio is either equal to or less than 4.65:1.00, or no higher than immediately prior to such Incurrence;

provided further that, without prejudice to the ability to grant a Lien at any time in accordance with the foregoing provisions of this paragraph, in addition if the granting of any Lien is dependent upon the meeting of a Consolidated Senior Secured Leverage Ratio, any Lien securing such Indebtedness may attach at the time of incurrence of such Indebtedness or within 180 days of the date of incurrence of such Indebtedness;

(4)

Liens securing any “Operating Facility” (as such term is defined in the Intercreditor Agreement) on a pari passu basis with the Liens thereon securing the obligations under the Notes, provided that the relevant provider of such Operating Facility has acceded to the Intercreditor Agreement as an Operating Facility Lender (as defined in the Intercreditor Agreement) on or prior to the first date of such Liens arising; and

(5)

Liens on the Collateral that secure Indebtedness on a basis junior to the Notes, provided that the holders of such Indebtedness (or their representative) accede to the Intercreditor Agreement or an Additional Intercreditor Agreement.

For purposes of determining compliance with this definition, in the event that a Permitted Collateral Lien meets the criteria of one or more of the categories of Permitted Collateral Liens described above, the Company will be permitted to classify such Permitted Collateral Lien on the date of its Incurrence and reclassify such Permitted Collateral Lien at any time and in any manner that complies with this definition. To the extent that Indebtedness relating to an instrument or agreement is permitted to be secured by a Permitted Collateral Lien, other associated obligations under such instrument or agreement not themselves constituting Indebtedness may also be secured by such Permitted Collateral Lien.

“Permitted Holders” means, collectively, (1) Senior Management and Related Persons, (2) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Company, acting in such capacity, (3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture and (4) any “group” (as such term is defined under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in sub-clauses (1) through (3), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company held by such group.

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Subsidiary of the Company that is not a Guarantor securing Indebtedness of any Subsidiary of the Company that is not a Guarantor;

(2)

pledges, deposits or Liens under workmen’s compensation laws, old-age-part-time arrangements, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation, or insurance related obligations (including pledges or pension related obligations or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, surety, stay, indemnity, reimbursement, judgment, customs, appeal or performance bonds, guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice, including those Incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(3)

Liens with respect to outstanding motor vehicle fines and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, suppliers’, construction or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or which are being contested in good faith by appropriate proceedings;

(5)

Liens in favor of the issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)

encumbrances, charges, ground leases, easements (including reciprocal easement agreements and any Liens arising in connection with any swapping of logistics capabilities), survey exceptions, trackage rights, special assessments, covenants, conditions, servitudes, declarations, homeowners’ associations and similar agreements, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, utility agreements, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and the Subsidiaries of the Company or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements and title defects or irregularities that are of a minor nature, which do not in the aggregate materially adversely affect the value of said properties (taken as a whole) or materially impair their use in the operation of the business of the Company and the Subsidiaries of the Company (taken as a whole);

(7)	Liens on assets or property of the Company or any Subsidiary of the Company securing Hedging Obligations permitted under this Indenture and Cash Management Services;

(8)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(9)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(10)

Liens solely on any cash earnest money deposits made by the Company or any of the Subsidiaries of the Company in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Indenture;

(11)

Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12)

Liens disclosed by the title insurance policies, title opinions or equivalent foreign documentation delivered on or subsequent to the Issue Date and pursuant to the Agreed Security Principles and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal and any accessions and additions thereto or proceeds and products thereof and related property; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Indenture;

(13)

Liens on assets or property of the Company or any Subsidiary of the Company for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Lien may not extend to any assets or property of the Company or any Subsidiary of the Company other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(14)

Liens arising by virtue of any statutory or common law provisions or standard terms and procedures relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a depositary or financial institution or clearing system, including Liens in respect of Third Party Funds, Liens attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or Liens in favor of credit card companies pursuant to agreements therewith;

(15)

Liens arising from Uniform Commercial Code financing statement filings or precautionary filings (or similar filings or precautionary filings in other applicable jurisdictions) regarding operating leases or other obligations not constituting Indebtedness or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or equivalent filings;

(16)	Liens existing on the Issue Date (together with any relevant modification, replacement, renewal or extension of any such Lien from time to time), excluding Liens securing this Indenture;

(17)

Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Subsidiary of the Company acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Subsidiary of the Company), provided that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(18)	Liens on assets or property of the Company or any Subsidiary of the Company securing Indebtedness or other obligations owing to or in favor of the Company or another Subsidiary of the Company;

(19)

Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture (other than pursuant to clause (29) of this definition); provided that any such Lien is limited to all or part of the same assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of an asset that is or could be the security for or subject to a Permitted Lien hereunder;

(20)	any interest or title of a lessor or sublessor under any Capitalized Lease Obligation or other lease or sublease;

(21)

(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on assets over which the Company or any Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(22)

any Lien, encumbrance or other restriction (including put and call arrangements) with respect to Capital Stock of, loans to, or other ownership interests in, any joint venture, minority interest arrangement or other similar investment or arrangement (and/or related assets, including shares or other ownership interests in any special purpose vehicle holding any such assets) pursuant to any joint venture, minority interest or other similar agreement;

(23)	Liens on assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such assets;

(24)	Liens on cash accounts securing Indebtedness Incurred under Section 4.04(b)(10);

(25)

Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash;

(26)	the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(27)

Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or pursuant to any derivative or hedging transaction, or liens over cash accounts securing cash pooling arrangements (including multicurrency notional pooling arrangements) or relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Subsidiary in the ordinary course of business;

(28)

Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods or otherwise in connection with any leasing (including sale and leaseback transactions), vendor financing or similar arrangements;

(29)

Liens; provided that the aggregate outstanding principal amount of Indebtedness (excluding capitalized interest) secured by such Liens does not exceed the greater of (x) $618 million and (y) 32.5% of Consolidated EBITDA; provided further that if on the date of the Incurrence of such Lien (i) the Notes have achieved Investment Grade Status or (ii) the obligations of the Company and the Guarantors under the Credit Agreement are not required to be secured by security interests in the Collateral, the aggregate outstanding principal amount of Indebtedness (excluding capitalized interest) secured by such Liens does not exceed the greater of (x) $950 million and (y) 50% of Consolidated EBITDA;

(30)	Permitted Collateral Liens (and any Liens securing Indebtedness which is permitted to be Incurred pursuant to Section 4.04 and may be secured by a Permitted Collateral Lien);

(31)	Liens on Receivables Assets Incurred in connection with a Qualified Receivables Financing;

(32)	Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(33)

any Liens securing the Indebtedness owed to an ancillary lender, landlord, hedging counterparty or regulator in respect of ancillary facilities, leases, hedging obligations or capital, surety or other guarantee requirements under applicable regulations of the Company or its Subsidiaries;

(34)

Liens arising on rental deposits or any other Lien to which the fee simple interest (or any superior leasehold interest) is subject in connection with the occupation of leasehold and/or licensed premises;

(35)	any Liens granted in favor of creditors so as to implement a Permitted Reorganization or a permitted capital reduction and Liens arising in connection with a Permitted Tax Restructuring;

(36)

any Lien constituting a right to use certain assets of the Group or any similar or equivalent arrangement, in each case to the extent that such Lien is granted or arises in respect of the obligations of one or more member of the Group under any contract entered into in the ordinary course of business;

(37)

Liens arising by operation of law or regulation, by contract or under general business conditions, in each case by virtue of the provision of general banking or overdraft facilities or arrangements (including any cash pooling, net balance, balance transfer, netting, set-off or similar arrangements entered into by any member of the Group) or as otherwise required by a bank or financial institution under its standard terms and conditions (1) for operation of any accounts or facilities, (2) for transactions in the ordinary course of banking arrangements or (3) for other transactions expressly permitted or required by this Indenture, the Intercreditor Agreement or any Security Document;

(38)

Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Company or any Subsidiary of the Company in the ordinary course of business; provided, that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 4.04(b);

(39)	Liens arising by way of rights of set-off, bailment or similar rights arising pursuant to any risk and/or revenue sharing contract and other contracts entered into in the ordinary course of business;

(40)

any Liens (including escrow, cash collateral or similar arrangements and arrangements with tax authorities) arising in connection with any acquisition or disposal not prohibited by the terms of this Indenture;

(41)

payments into court or any Lien arising in connection with any legal proceedings being contested by any member of the Group in good faith (including Liens arising under any court order or injunctions or security for costs);

(42)

any Liens granted over or in relation to amounts (and/or any related accounts, rights and interests) received or to be received by any member of the Group on behalf of (or otherwise required to be paid to) any person not being a member of the Group;

(43)

Liens arising in connection with any transaction or arrangements permitted under clauses Section 4.04(b)(7), Section 4.04(b)(10), Section 4.04(b)(11), Section 4.04(b)(15), Section 4.04(b)(18) or Section 4.04(b)(20);

(44)

Liens arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process and any other Liens arising in connection with court proceedings which are contested by any member of the Group in good faith;

(45)	Liens on cash, Cash Equivalents or other assets arising in connection with the defeasance, discharge or redemption of Indebtedness;

(46)

Liens arising by operation of law (or by agreement to the same effect) in the ordinary course of business and not as a result of any default or omission on the part of the Company or any Subsidiary of the Company;

(47)

any Lien arising in connection with any cash collateral or similar or equivalent arrangements in respect of a guarantee granted by a member of the Group or any other guarantee granted in respect of the obligations or liabilities of any member of the Group (in each case to the extent that such guarantee is not prohibited by the terms of this Indenture);

(48)

any Lien arising by operation of law as a result of the existence of a fiscal unity for Dutch tax purposes (fiscale eenheid) or any similar or equivalent arrangement in any other applicable jurisdiction;

(49)

any Lien arising under or pursuant to clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond), and/or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions;

(50)

Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code in effect in the State of New York or similar provisions in similar codes, statutes or laws in other jurisdictions on items in the course of collection;

(51)	Liens on equipment of the Company or any Subsidiary of the Company granted in the ordinary course of business or consistent with past practice or industry norm; and

(52)

movable hypothecs granted under the laws of the Province of Quebec to secure obligations under leases or subleases for assets or property (in each case limited to the property and assets located from time to time in the premises which are the subject of the lease or sublease secured by such movable hypothec).

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Liens” to which such Permitted Lien has been classified or reclassified.

“Permitted Reorganization” means:

(1)

any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, corporate restructuring or winding up involving the Company or any of the Subsidiaries of the Company (a “Reorganization”), including any sale or other disposition of any assets, that is consummated as part of such Reorganization, that is made on a solvent basis; provided that:

(a)	any payments or assets sold or distributed in connection with such Reorganization remain within the Company and its Subsidiaries; and

(b)

if any shares or other assets involved in the Reorganization form part of the Collateral, substantially equivalent Liens (not taking account of any hardening periods), in the good faith judgment of an Officer, must be granted over such shares or assets of the recipient such that they form part of the Collateral;

(2)	any Permitted Tax Restructuring;

(3)	any transaction (other than the granting of security or the incurring of Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(4)

any re-organization or other step (including any preparatory action) taken in connection with any disposal of shares (without prejudice to any prepayment obligation arising in relation to any such disposal);

(5)	any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process); and

(6)

any conversion of a loan, credit or any other indebtedness outstanding into distributable reserves, share capital, share premium or other equity interests of any member of the Group or any other capitalization, forgiveness, waiver, release or other discharge of any loan, credit or other indebtedness, in each case on a cashless basis.

“Permitted Tax Restructuring” means any re-organizations (including, without limitation, pursuant to a solvent winding-up where the assets of the relevant company, after paying its liabilities, are distributed to its shareholders, as well as any amalgamation, demerger, merger, consolidation or other corporate reconstruction or similar or equivalent transaction) and other activities related to tax planning and tax reorganization entered into prior to, on or after the Issue Date, in each case provided that such Permitted Tax Restructuring is not materially prejudicial to the interests of the Holders taken as a whole under this Indenture (as determined by the Company in good faith).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust (including any business, individual or family trust), unincorporated organization, limited liability company, government or any agency or political subdivision thereof (including any Governmental Authority) or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pricing Date” means April 17, 2024, or with respect to any Additional Notes, the date of the final offering memorandum or pricing supplement or pricing term sheet relating to the offering of such Additional Notes.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a Public Offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Offering” means any offering of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means any Capital Stock other than Disqualified Stock.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Company), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market or better terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any Subsidiary of the Company (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility or Indebtedness in respect of the Notes shall not be deemed a Qualified Receivables Financing.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Facility” means an arrangement between the Company or a Subsidiary of the Company and a counterparty pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) accounts receivable owing by customers, together with Receivables Assets owed to the Company or a Subsidiary of the Company related thereto, (b) the obligations of the Company or such Subsidiary, as applicable, thereunder are non-recourse (except for Receivables Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not the Company or a Subsidiary of the Company in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(1)

no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)

with which neither the Company nor any other Subsidiary of the Company has any contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)

to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitments in respect of Indebtedness (only to the extent the committed amount (a) could have been Incurred on the date of the initial Incurrence and was deemed Incurred at such time for purposes of this definition or (b) could have been Incurred other than as Refinancing Indebtedness on the date of such refinancing)), Disqualified Stock or Preferred Stock existing on the date of this Indenture or Incurred in compliance with this Indenture (including (i) Indebtedness of the Company that refinances Indebtedness, Disqualified Stock or Preferred Stock of any Subsidiary of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Subsidiary of the Company that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or another Subsidiary of the Company and (ii) Indebtedness Incurred under any facility or other financial accommodation that replaced another facility or financial accommodation that was permitted by this Indenture, up to the maximum aggregate amount of that prior facility or financial accommodation, notwithstanding the amount actually outstanding thereunder at the time of replacement) including Indebtedness that refinances Refinancing Indebtedness; provided that:

(1)

to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, (A) is subordinated to the Notes and/or the Notes Guarantees (as applicable) on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced and (B) has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, one year after the Stated Maturity of the Notes;

(2)

such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (and/or, as the case may be, the aggregate amount of any relevant unutilized commitments, undrawn amounts or other available capacity) of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums (including tender premiums) required by the instruments governing such existing Indebtedness and costs, expenses (including mortgage and similar taxes), commissions and fees Incurred in connection therewith, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder); and

(3)

if the Indebtedness being refinanced is expressly subordinated to the Notes or the Notes Guarantees, such Refinancing Indebtedness is subordinated to the Notes or the Notes Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Related Person,” with respect to any Permitted Holder, means:

(1)	any controlling equity holder or Subsidiary of such Person; or

(2)

in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)

any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Regulation S Global Note” means one or more Global Notes in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and either (i) in relation to the Regulation S Global Note representing the Dollar Notes, deposited with the Custodian and registered in the name of Cede & Co., as nominee for DTC or (ii) in relation to the Regulation S Global Note representing the Euro Notes, deposited with or on behalf of the Common Depository and registered in the name of the nominee thereof, in each case that will be issued in a denomination equal to the outstanding amount of Notes sold in reliance on Regulation S.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Relevant Period” means, for purposes of the calculation of any applicable financial covenant, test, basket or ratio (including those based on Consolidated EBITDA, Fixed Charge Coverage Ratio, Consolidated Senior Secured Leverage Ratio, the Consolidated Net Leverage Ratio or any other ratio based Applicable Metric), the most recently completed four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter (or fiscal year, if later) for which internal consolidated financial statements of the Company or, as the case may be, the relevant Holding Company are available or, at the option of the Company, the most recently completed twelve consecutive months ending on the last day of a calendar month for which the Issuer has, in its sole determination, sufficient available information to be able to determine any applicable financial covenant, test, basket or ratio.

“Reversion Date” means, after the Notes have achieved Investment Grade Status, the date, if any, that such Notes shall cease to have such Investment Grade Status.

“Revolving Credit Facility” means the multi-currency revolving credit facility (including the Swingline Facility) made available under the Credit Agreement.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means one or more Global Notes substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and (i) in relation to the Rule 144A Global Note representing the Dollar Notes, deposited with the Custodian and registered in the name of Cede & Co., as nominee for DTC or (ii) in relation to the Rule 144A Global Note representing the Euro Notes, deposited with or on behalf of the Common Depository and registered in the name of the nominee thereof, in each case, that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Agent” means Wilmington Trust (London) Limited, acting in its capacity as security agent under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, or any successor thereto in such capacity.

“Security Documents” means the Intercreditor Agreement and the security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by this Indenture.

“Senior Management” means the officers, directors, and other current or former members of senior management of the Company or any of its Subsidiaries, who (or the Related Persons of whom) at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company.

“Senior Secured Indebtedness” means any Indebtedness included in the definition of Consolidated Net Indebtedness, which is secured pari passu with, or senior to, the Notes (including, for the avoidance of doubt, any Notes) on the Collateral or which ranks pari passu with, or senior to, the Notes (including, for the avoidance of doubt, any Notes) with respect to the right to receive recoveries resulting from the realization or enforcement of all or any part of the Collateral or a transaction in lieu thereof.

“Significant Subsidiary” means any Subsidiary which (on a consolidated basis with any other Subsidiary thereof) is responsible for earnings before interest, tax, depreciation and amortization exceeding 10% of Consolidated EBITDA as of the Applicable Test Date.

“Specified Transaction” means, with respect to any period (including any period prior to the Issue Date), any Investment, disposal, Incurrence of Indebtedness, refinancing, prepayment or repayment of Indebtedness, provision of an additional facility, restructuring, other strategic initiative or other action (including, for the avoidance of doubt, the entering into of any new contractual arrangement, any amendment of an existing contractual arrangement and/or any acquisition, opening and/or development of a site or operation) of any member of the Group (including for this purpose any person that became a Subsidiary of the Company or was merged or otherwise combined with or into the Company or any Subsidiary of the Company since the beginning of the Relevant Period) after the Issue Date; provided that, to the extent there is duplication with the definition of “Group Initiative,” the definition of “Group Initiative” shall take precedence.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any facility, debt security or other financial accommodation, the date specified in such facility, debt security or other financial accommodation as the fixed date on which the payment of principal of such facility, debt security or other financial accommodation is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes or any of the Notes Guarantees pursuant to a written agreement (and for the avoidance of doubt, for the purposes of this Indenture (i) Indebtedness shall not be considered subordinated in right of payment solely because it is unsecured, or secured on a junior basis to or entitled to proceeds from security enforcement after, other Indebtedness and (ii) Senior Secured Liabilities (as defined in the Intercreditor Agreement) shall not constitute Subordinated Indebtedness).

“Subordinated Shareholder Funding” means, collectively, (i) any funds provided to the Company or any Subsidiary of the Company by a shareholder of the Company in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a shareholder of the Company or a Permitted Holder, or (ii) any investment by a Management Investor pursuant to a management equity plan, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding in each case:

(1)

does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the date that is six months after the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition);

(2)	does not require, prior to the date that is six months after the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)

contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six months after the Stated Maturity of the Notes;

(4)	does not provide for or require any Guarantee by, or any security interest or encumbrance over any asset of, the Company or any of its Subsidiaries; and

(5)

pursuant to its terms is subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held, (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) consolidated in the consolidated financial statements of the applicable person in accordance with GAAP.

“Swingline Facility” refers to the U.S. dollar denominated swing line facility made available under the Revolving Credit Facility.

“T2” means the real-time gross settlement system operated by the Eurosystem, or any successor system.

“Taxes” means all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Facilities” means, collectively, the Term Loan A Facilities and the Term Loan B Facility.

“Term Loan A Facilities” means, collectively, the U.S. dollar-denominated term loan A facility, the pound sterling denominated term loan A facility and the euro-denominated term loan A facility, in each case, made available under the Credit Agreement.

“Term Loan B Facility” means the U.S. dollar-denominated term loan B facility made available under the Credit Agreement.

“Third Party Funds” mean (i) any segregated accounts or funds, or any portion thereof, received by the Company or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more of its Subsidiaries to collect and remit those funds to such third parties, (ii) any segregated restricted cash account and escrow account held exclusively for the benefit of third parties (other than the Company or a Subsidiary of the Company), (iii) any segregated fiduciary or trust account held exclusively for the benefit of third parties (other than the Company or a Subsidiary of the Company), and, in each case of the clauses (i) through (iii), the funds or other property held in or maintained in any such account.

“Transactions” means, collectively, (i) the issuance of the Notes, (ii) the repayment of borrowings under the Existing Term Loan B Facility, (iii) the repayment of borrowings under the Revolving Credit Facility (iv) the entry into the Intercreditor Agreement and all other documentation related to the foregoing transactions or agreements incidental thereto, (v) any other transactions in connection with any of the foregoing transactions or incidental thereto and (vi) the payment of any costs, fees and expenses in relation to the foregoing transactions.

“Treasury Rate” as selected by the Issuer, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to April 15, 2026; provided, however, that if the period from the redemption date to the date set forth above is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to the applicable date set forth above is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; provided, further, that if such yield would otherwise be less than zero, it shall be assumed to be zero.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means Citibank, N.A., London Branch, as trustee under this Indenture, and any successor trustee appointed hereunder.

“U.S. dollar” or “$” means the official currency of the United States.

“U.S. Government Obligations” means any security that is (1) a direct obligation (or a certificate representing an ownership interest in such obligation) of the United States of America, for the timely payment of which the full faith and credit of the United States of America is pledged or (2) an obligation (or a certificate representing an ownership interest in such obligation) of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	Section4.10(a)

“Additional Intercreditor Agreement”	Section4.09(a)

“Authenticating Agent”	Section2.02(e)

“Authentication Order”	Section2.02(d)

“Authorized Agent”	Section13.06

“Book-Entry Interests”	Section2.06(a)

“CBOI”	Section13.19

“Change of Control Offer”	Section4.07(a)

“Change of Control Payment”	Section4.07(a)

“Covenant Defeasance”	Section8.03

“cross acceleration provision”	Section6.01(a)(4)(b)

“currency equivalent”	Section4.13(g)

“Dollar Applicable Premium”	5(b) of each Note

“Euro Applicable Premium”	5(b) of each Note

“Event of Default”	Section6.01

“FCA”	Section13.19

“first currency”	Section 4.13(g)

“guarantee provisions”	Section6.01(a)(9)

“Increased Amount”	Section4.05(c)

“Initial Default”	Section6.02(e)

“Initial Lien”	Section4.05(a)

“Interest Payment Date”	1 of each Note

“judgment default provision”	Section6.01(a)(7)

“Legal Defeasance”	Section8.02

“Notes Guarantee”	Section11.01(a)

“Paying Agent”	Section2.03(a)

“payment default”	Section6.01(a)(4)(a)

“Payor”	Section4.10(a)

“PRA”	Section13.19

“Principal Paying Agent”	Section2.03(a)

“Register”	Section2.03(b)

“Registrar”	Section2.03(b)

“Relevant Currency”	Section13.14

“Relevant Taxing Jurisdiction”	Section4.10(a)

“Second Change of Control Payment Date”	Section4.07(i)

“second currency”	Section4.13(g)

“security default provisions”	Section6.01(a)(8)

“Subsidiary Guarantor”	Section5.02(a)

“Successor Company”	Section5.01(a)(1)

“Successor Issuer”	Section5.01(a)(1)

“Suspension Event”	Section4.11

“Tax Redemption Date”	6(a) of each Note

“Transfer Agent”	Section 2.03(a)

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular;

(5)	“will” shall be interpreted to express a command;

(6)	provisions apply to successive events and transactions;

(7)

References to the Registrar, Transfer Agent, Paying Agent or Authenticating Agent shall be deemed to be references to the relevant Registrar, Transfer Agent, Paying Agent or Authenticating Agent for the Dollar Notes or the Euro Notes, as the context requires; and

(8)	references to sections of or rules under the U.S. Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE SENIOR SECURED NOTES

Section 2.01 Form and Dating.

(a) General. The Dollar Notes shall be denominated in U.S. dollars and the Euro Notes shall be denominated in euro. The Notes and the Trustee’s or the Authenticating Agent’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement thereon. Each Note will be dated the date of its authentication. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases, Decreases and Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the relevant Registrar or the relevant Paying Agent, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Rule 144A Global Notes and Regulation S Global Notes. The Notes shall initially be issued in the form of registered notes in global form without interest coupons, as follows:

(1) The Notes sold within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act shall initially be issued in the form of Rule 144A Global Notes. The Rule 144A Global Notes representing the Dollar Notes shall, upon issuance, be deposited with a custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The 144A Global Notes representing the Euro Notes shall, upon issuance, be deposited with and registered in the name of the common depositary for the accounts of Euroclear and Clearstream. The aggregate principal amount of any Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the “Schedule of Increases, Decreases and Exchanges of Interests in the Global Note” attached to each such Global Note, as hereinafter provided (or in accordance with the procedures of DTC and/or Euroclear and Clearstream, as applicable).

(2) The Notes sold outside the United States pursuant to Regulation S under the Securities Act shall initially be issued in the form of Regulation S Global Notes. The Regulation S Global Notes representing the Dollar Notes shall, upon issuance, be deposited with a custodian for DTC and registered in the name of Cede &Co., as nominee of DTC. The Regulation S Global Notes representing the Euro Notes shall, upon issuance, be deposited with and registered in the name of a common depositary for the accounts of Euroclear and Clearstream. The aggregate principal amount of any Regulation S Global Note may from time to time be increased or decreased by adjustments made on the “Schedule of Increases, Decreases and Exchanges of Interests in the Global Note” attached to each such Global Note, as hereinafter provided (or in accordance with the procedures of DTC and/or Euroclear and Clearstream, as applicable).

(3) Except as set forth in Section 2.06 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. The Regulation S Global Note and the Rule 144A Global Note shall each be issued with separate Common Codes, ISIN and CUSIP numbers. Transfers of Notes between qualified institutional buyers and purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes as more fully provided in Section 2.06.

(d) Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book- Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Notes issued in definitive registered form will be substantially in the form of Exhibit A hereto (excluding the Global Note Legend thereon and the “Schedule of Increase, Decreases and Exchanges of Interests in the Global Note” attached thereto).

(e) Book-Entry Provisions. The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through DTC (in the case of the Dollar Notes) and Euroclear or Clearstream (in the case of the Euro Notes).

(f) Denomination. Subject to Section 2.16(c), the Notes shall be issued in minimum denominations of $200,000 and in integral multiples of $1,000 above $200,000 (in the case of the Dollar Notes) and in minimum denominations of €100,000 and in integral multiples of €1,000 above €100,000 (in the case of the Euro Notes), in each cash upon receipt by the Registrar of instructions relating thereto and any certificates, opinions and other documentation required by this Indenture.

Section 2.02 Execution and Authentication.

(a) At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual of facsimile signature of the authorized signatory of the Trustee or an Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Trustee for cancellation as provided for in Section 2.11.

(d) Pursuant hereto, the Trustee or the Authenticating Agent will, upon receipt of a written order of the Issuer signed by at least one Officer and delivered to the Trustee or the Authenticating Agent (an “Authentication Order”), authenticate, or cause the relevant Authenticating Agent to authenticate, (i) the Initial Notes in the form of Global Notes; or (ii) the Definitive Registered Notes from time to time issued only in exchange for a like aggregate amount of Global Notes or Definitive Registered Notes that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07.

(e) The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

(a) The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes. The initial Paying Agent for the Notes is Citibank, N.A., London Branch (the “Principal Paying Agent”). The Issuer will also maintain one or more transfer agents (each, a “Transfer Agent”) to facilitate transfer of Definitive Registered Notes on behalf of the Issuer, and the initial Transfer Agent is Citibank, N.A., London Branch.

(b) The Issuer will also maintain one or more registrars (each, a “Registrar”). The initial Registrar is Citibank, N.A., London Branch. The Registrar will maintain a register reflecting ownership of the Global Note and Definitive Registered Notes outstanding from time to time (the “Register”).

(c) Each Agent hereby accepts such appointment.

(d) The Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders. However, for so long as the Notes are listed on the Official List of The International Stock Exchange (the “Exchange”), and if and to the extent that the rules of the Authority so require, the Issuer will notify the Authority of any change of Paying Agent, Registrar or Transfer Agent. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

Section 2.04 Paying Agent to Hold Money.

The Issuer will require each Paying Agent (other than the Trustee or an Affiliate of the Trustee) not a party to this Indenture to agree in writing that the Paying Agent will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on, the Notes, and will notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require the Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require the Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Trustee will serve as Paying Agent for the Notes. The Issuer shall before 10:00 a.m., New York time (with respect to the Dollar Notes) and 10:00 a.m., Dublin time (with respect to the Euro Notes), on the Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the Paying Agent and the Trustee the payment instructions relating to such payment. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04; and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05 Holder Lists.

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee or the Paying Agent is not the Registrar, the Issuer will furnish to the Trustee and the Paying Agent at least two Business Days before each interest payment date and at such other times as the Trustee or the Paying Agent may request in writing, a list of the names and addresses of the Holders of Notes in such form and as of such date as the Trustee or the Paying Agent may reasonably require.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Prior to 40 days after the Issue Date, ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to persons that have accounts with DTC (in the case of the Dollar Notes) or Euroclear or Clearstream (in the case of the Euro Notes), or persons that may hold interests through such Participants. Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to the restrictions on transfer and certification requirements set forth herein. In addition, transfers of Book-Entry Interests between Participants in DTC (in the case of the Dollar Notes) or Euroclear or Clearstream (in the case of the Euro Notes) will be effected by DTC (in the case of the Dollar Notes) or Euroclear or Clearstream (in the case of the Euro Notes), pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Clearstream, as applicable, and their respective Participants.

Owners of the Book-Entry Interests will receive Definitive Registered Notes only in the following circumstances:

(1) if DTC (in respect of the Global Notes representing the Dollar Notes) or Euroclear or Clearstream (in respect of the Global Notes representing the Euro Notes) notify the Issuer that they are unwilling or unable to continue to act as Depositary and, in either case, a successor Depositary is not appointed by the Issuer within 120 days; or

(2) if any owner of a Book-Entry Interest requests such exchange in writing delivered to DTC, in respect of the Global Notes representing the Dollar Notes, or Euroclear or Clearstream, in respect of the Global Notes representing the Euro Notes, following an Event of Default by the Issuer under this Indenture.

Upon the occurrence of either of the preceding events in this Section 2.06(a)(1) and Section 2.06(a)(2), the Issuer shall issue or cause to be issued Definitive Registered Notes in such names DTC or Euroclear or Clearstream, as the case may be, shall instruct the Registrar or Transfer Agent, and such Definitive Registered Notes will bear the Private Placement Legend as provided in Section 2.06(f)(1) hereof, unless that legend is not required thereby or by applicable law.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c). Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note.

None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(b) General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests in the Global Notes (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book- Entry Interest in the same Global Note) shall require compliance with this Section 2.06, as applicable. The transfer and exchange of Book-Entry Interests shall be effected through DTC (in the case of the Dollar Notes) or Euroclear or Clearstream (in the case of the Euro Notes), in accordance with the provisions of this Indenture and the Applicable Procedures.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the relevant Transfer Agent (copied to the Trustee and the Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to the relevant Depositary in accordance with the Applicable Procedures directing the relevant Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the relevant Depositary in accordance with the Applicable Procedures directing the relevant Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the relevant Transfer Agent (copied to the Trustee and the Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to the relevant Depositary in accordance with the Applicable Procedures directing the relevant Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book- Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the relevant Transfer Agent or Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the relevant Transfer Agent (copied to the relevant Trustee and the Registrar) must receive a written order directing the relevant Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the relevant Transfer Agent (copied to the Trustee and the relevant Registrar), as specified in this Section 2.06, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the relevant Depositary to reflect such increase or decrease in its systems.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either clause (1) or (2) of this Section 2.06(b), as applicable, as well as clause (3) of this Section 2.06(b), if applicable:

(1) Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, Book-Entry Interests in any Regulation S Global Note will be limited to Persons who hold interests through DTC, in respect of the Dollar Notes, or Euroclear or Clearstream, in respect of the Euro Notes, and any sale or transfer of such interest to U.S. persons shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to Rule 144A. No written orders or instructions shall be required to be delivered to the Transfer Agent, Registrar or Trustee to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.06(b)(1) above only if the relevant Transfer Agent (copied to the Trustee and the Registrar) receives either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Custodian or the Common Depository, as applicable, in accordance with the Applicable Procedures directing the Custodian or the Common Depository, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii) instructions given by the Custodian or the Common Depository, as applicable, in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Custodian or the Common Depository, as applicable, in accordance with the Applicable Procedures directing the Custodian or the Common Depository, as applicable, to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii) instructions given by the Custodian or the Common Depository, as applicable, to the relevant Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(1) above, the principal amount of such securities and the CUSIP, Common Code, ISIN or other similar number identifying the Notes, as applicable, provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(3) Transfer of Book-Entry Interests to Another Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book- Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Transfer Agent receives the following (with a copy to the Registrar and the Trustee):

(A) if the transferee will take delivery in the form of a Book-Entry Interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(c) Transfer or Exchange of Beneficial Interests for Definitive Registered Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Transfer Agent of the following documentation (with a copy to the Registrar and the Trustee):

(A) in the case of a transfer on or before the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, a certificate to the effect set forth in Exhibit B hereto, including the certifications in either item (1) or item (2) thereof;

(B) in the case of a transfer after the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.06(b);

(C) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note to a QIB in reliance on Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(D) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(E) in the case of a transfer by a holder of a Book-Entry Interest in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(F) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee, the relevant Paying Agent and/or the relevant Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee or the relevant Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the relevant Registrar through instructions from the Custodian or the Common Depositary, as applicable, and the Participant or Indirect Participant. The relevant Registrar or the relevant Paying Agent shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d) Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Transfer Agent of the following documentation (with a copy to the Trustee and the Registrar):

(A) if the Holder of such Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(B) if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Definitive Registered Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, as applicable;

(D) if such Definitive Registered Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; and

the Trustee or the relevant Registrar will cancel the Definitive Registered Note delivered to them by the relevant Transfer Agent, and the Trustee or the relevant Registrar will increase or cause to be increased the aggregate principal amount of, in the case of clause (A) of this Section 2.06(d), the Global Note, in the case of clause (B) of this Section 2.06(d), the applicable Rule 144A Global Note, in the case of clause (C) of this Section 2.06(d), the applicable Regulation S Global Note, and in the case of clause (D) of this Section 2.06(d), the applicable Rule 144A Global Note.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the relevant Transfer Agent or the relevant Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by such Transfer Agent or such Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the relevant Transfer Agent or the relevant Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or such Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the relevant Transfer Agent or the relevant Registrar will cancel or cause to be canceled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Trustee or the relevant Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the relevant Registrar or Transfer Agent (with a copy to the Trustee) receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend. Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER JURISDICTION, AND, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND (2) AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES, AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES, AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR THERETO) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS] ONLY (A) TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS OCCURRING OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN RELIANCE ON REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSES (D) OR (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION

SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES,” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE U.S. SECURITIES ACT.]

BY ACCEPTING THIS SECURITY (OR AN INTEREST IN THE SECURITY REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT AND WARRANT THAT EITHER (I) IT IS NOT, AND IS NOT ACQUIRING OR HOLDING THIS SECURITY (OR AN INTEREST IN THE SECURITY REPRESENTED HEREBY) WITH THE ASSETS OF, (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO TITLE I OF ERISA, (B) A PLAN DESCRIBED IN SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) WHICH IS SUBJECT TO SECTION 4975 OF THE CODE OR PROVISIONS UNDER OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL, OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (COLLECTIVELY, “SIMILAR LAWS”) OR (C) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) AND (B), PURSUANT TO ERISA OR OTHERWISE OR (II) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY (OR AN INTEREST IN THE SECURITY REPRESENTED HEREBY) DOES NOT, AND WILL NOT, CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

Each Definitive Registered Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

The following legend shall also be included, if applicable:

“THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. UPON REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO A HOLDER OF THIS SECURITY INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS SECURITY. HOLDERS SHOULD CONTACT FLUTTER TREASURY DAC AT, BELFIELD OFFICE PARK, BEECH HILL ROAD, CLONSKEAGH, DUBLIN 4, D04 V972, IRELAND.”

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE [IN THE CASE OF THE GLOBAL NOTES REPRESENTING THE DOLLAR NOTES: CUSTODIAN] [IN THE CASE OF THE GLOBAL NOTES REPRESENTING THE EURO NOTES: COMMON DEPOSITARY] (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the relevant Paying Agent or the relevant Registrar (or in accordance with the procedures of DTC, Euroclear or Clearstream, as applicable), to reflect such reduction; and if the Book- Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the relevant Registrar or the relevant Paying Agent, to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or an Authenticating Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof.

(2) No service charge will be made by the Issuer, Transfer Agent, or the Registrar to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 3.06, and Section 4.07 hereof).

(3) No Transfer Agent or Registrar will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuer shall be required to register the transfer into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 days prior to any date fixed for the redemption of the Notes under Section 3.02; (B) for a period of 15 days immediately prior to the date fixed for selection of such Notes to be redeemed in part; (C) for a period of 15 days prior to the record date with respect to any interest payment date applicable to the Notes; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

(6) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Transfer Agent, the Trustee or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered as soon as practicable thereafter to the Trustee.

(i) None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner in a Global Note, a Depositary participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any a Depositary participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Depositary participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the Applicable Procedures. The Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Trustee and the Agents shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any a Depositary participant or between or among the Depositary, any such a Depositary participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(j) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

Section 2.07 Replacement Notes.

If Definitive Registered Notes are issued and a holder thereof claims that such a Definitive Registered Note has been lost, destroyed or wrongfully taken, or if such Definitive Registered Note is mutilated and is surrendered to the Registrar or at the office of a Transfer Agent, the Issuer will issue and the Trustee, upon receipt of an authentication order, pursuant to Section 2.02 will authenticate, or cause its Authenticating Agent to authenticate a replacement Definitive Registered Note if the Registrar and the Issuer’s requirements are met. The Issuer, Registrar or the Trustee may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both to protect themselves, the Trustee or any Agent appointed pursuant to this Indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. The Issuer, Registrar and Trustee may charge for any expenses incurred by it in replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer pursuant to the provisions of this Indenture, the Issuer, in its discretion, may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee, or the Authenticating Agent, except for those canceled by it or the Registrar, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee or the Registrar in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that, the Notes held by the parent or a Subsidiary of the parent shall not be deemed to be outstanding for purposes of Section 2.09 hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the Registrar receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Acts by Holders.

In determining whether the Holders of the required aggregate principal amount of the Notes have concurred in any direction, waiver or consent, any Notes owned by the Company or by any Person directly or indirectly controlling, or controlled by, or under direct or indirect common control with, the Company will be disregarded and deemed not to be outstanding.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate, or cause an Authenticating Agent to authenticate, temporary Notes. Temporary Notes will be substantially in the form of Definitive Registered Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee or the Authenticating Agent will authenticate Definitive Registered Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. Each Registrar, Paying Agent and any Transfer Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary of the Issuer) and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes. Certification of the disposal of all disposed of Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. The Issuer undertakes to promptly inform the Exchange (so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require) on any such cancellation.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. Notwithstanding the foregoing, if the Issuer pays the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, no special record date will be set and payment will be made to the Holders as of the original record date. The Issuer undertakes to promptly inform the Exchange (so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require) on any such special record date.

Section  2.13 CUSIP, Common Code or ISIN Number.

The Issuer in issuing the Notes may use a “CUSIP,” “Common Code” or “ISIN” number and, if so, such CUSIP, Common Code or ISIN number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, Common Code or ISIN number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

The Issuer will promptly notify the Trustee and all Agents of any change in the CUSIP, Common Code or ISIN number.

Section 2.14 Deposit of Moneys.

No later than 10:00 a.m. (New York time), in relation to the Dollar Notes, and no later than 10:00 a.m. (Dublin time), in relation to the Euro Notes, on each due date of the principal of, interest and premium (if any) on any Note and the Stated Maturity date of the Notes, the Issuer shall deposit with the relevant Paying Agent in immediately available funds money in dollars (in the case of the Dollar Notes) or euro (in the case of the Euro Notes) sufficient to make cash payments, if any, due on such day or date, as the case may be, in a timely manner which permits the Trustee or Paying Agent to remit payment to the Holders on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.14 by the Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture. The Issuer shall promptly notify the Trustee and the Paying Agent of its failure to so act.

Section 2.15 Agents.

(a) Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Prior to receiving such written notice from the Trustee, the Agents shall be the agents of the Issuer and need have no concern for the interests of the Holders.

(c) Funds held by Agents. The Agents will hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(d) Fiduciary Duty. The Agents (other than the Authenticating Agent) shall act solely as agents of the Issuer and shall have no fiduciary or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issuer, except as expressly stated elsewhere in this Indenture.

(e) Repayment of Costs. No Agent shall have any duty to take any action if it has reasonable grounds for believing that it is not assured repayment of any costs it may incur in taking such action.

(f) Publication of Notices. Any obligation the Agent may have to publish a notice to Holders of Global Notes on behalf of the Issuer will have been met upon delivery of the notice to DTC, Euroclear or Clearstream, as applicable.

(g) Conflicting Instructions. In the event an Agent considers, in its sole discretion, an instruction is equivocal, unclear, conflicting or in order to comply with Applicable Law such Agent may refrain, without liability, from acting on such instruction.

(h) FATCA.

Mutual Undertaking Regarding Information Reporting and Collection Obligations:

Each party shall, within ten business days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with applicable law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this Section 2.15(h) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) applicable law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this Section 2.15(h), “applicable law” shall be deemed to include (i) any rule of practice of any authority by which any party is bound or with which it is accustomed to comply; (ii) any agreement between any authorities; and (iii) any agreement between any authority and any party that is customarily entered into by institutions of a similar nature.

Notice of Possible Withholding Under FATCA:

The Issuer shall notify each Paying Agent in the event that it determines that any payment to be made by a Paying Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuer’s obligation under this Section 2.15(h) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Notes, or both.

Paying Agent Right to Withhold:

Notwithstanding any other provision of this Agreement, each Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by applicable law, in which event the Paying Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant taxing authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant taxing authority for such amount. If such a deduction or withholding is so required, the Agent will not pay an Additional Amount in respect of that deduction or withholding. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by applicable law for the purposes of this Section 2.15(h).

Issuer Right to Redirect:

In the event that the Issuer determines in its sole discretion that any deduction or withholding for or on account of any Tax will be required by applicable law in connection with any payment due to any of the Paying Agents on any Notes, then the Issuer will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deduction or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with the Indenture. The Issuer will promptly notify the Paying Agents and the Trustee of any such redirection or reorganization. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 2.15(h).

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code or otherwise imposed pursuant to sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or regulations or any intergovernmental agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

Section 2.16 Additional Notes.

(a) The Initial Notes and, if issued, any Additional Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. If Additional Notes are not fungible with Notes issued under this Indenture for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP, Common Code or ISIN, as applicable.

(b) Except as provided in Section 2.16(c), any Additional Notes issued hereunder shall have identical terms and conditions to the Initial Notes. For the avoidance of doubt, subject to the limitations set forth in Article 11 of this Indenture, any Additional Notes issued hereunder shall be secured by the Collateral pursuant to the Security Documents and Guaranteed by the Guarantors, in each case to the same extent possible as the Initial Notes.

(c) At or prior to the issuance of any series of Additional Notes, the following terms and conditions shall be established pursuant to an Officer’s certificate provided to the Trustee under authority granted under a resolution of the Board of Directors of the Company:

(1) the title of such Additional Notes;

(2) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(3) the date or dates on which such Additional Notes have been or will be issued and will mature;

(4) the rate or rates (which may be fixed or floating) at which such Additional Notes shall bear interest and, if applicable, the interest rate basis, formula or other method of determining such interest rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable and the basis upon which such interest will be calculated;

(5) the currency or currencies in which such Additional Notes shall be denominated and the currency in which cash or government obligations in connection with such series of Additional Notes may be payable under Article 8 and Article 12 of this Indenture;

(6) the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part;

(7) if other than in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof, in respect of the USD Notes, and if other than in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof, in respect of the EUR Notes, the denominations in which such Additional Notes shall be issued and redeemed; and

(8) the ISIN, Common Code, CUSIP or other securities identification numbers with respect to such Additional Notes.

(d) The Issuer shall deliver a copy of such Board of Directors resolution to the Trustee prior to the issuance of Additional Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of paragraphs 5 or 6 of the Notes, it must furnish to the Trustee (copied to the Paying Agent and Registrar), at least 10 days but not more than 60 days (or such shorter period agreed by the Trustee) before redemption, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date and the record date;

(3) the aggregate principal amount of Notes to be redeemed;

(4) the redemption price; and

(5) the CUSIP, Common Code and ISIN numbers, as applicable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed at any time, the Notes for redemption will be selected in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Paying Agent or the Registrar by the Issuer, and, in the case of the USD Notes, the Notes for redemption will be selected on a pro rata pass-through distribution of principal basis in compliance with the requirements of DTC, and, in the case of the EUR Notes, Euroclear and Clearstream will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate unless otherwise required by law or applicable stock exchange or depositary requirements; provided, however, that no Book-Entry Interest of less than $200,000 or €100,000, as the case may be, principal amount may be redeemed in part. If the Notes are not held through DTC, Euroclear or Clearstream, as applicable, or DTC, Euroclear or Clearstream, as applicable, prescribe no method of selection, the Notes will be redeemed on a pro rata basis; provided, however, that (i) subject to Section 2.16(c), no Dollar Note of $200,000 in aggregate principal amount or less shall be redeemed in part and only Dollar Notes in integral multiples of $1,000 will be redeemed and (ii) subject to Section 2.16(c), no Euro Note of €100,000 in aggregate principal amount or less shall be redeemed in part and only Euro Notes in integral multiples of €1,000 will be redeemed. Neither the Trustee, the relevant Paying Agent nor the relevant Registrar will be liable for any selections made in accordance with this Section 3.02.

(b) Notices of purchase or redemption will be given to each Holder pursuant to Section 3.03 and Section 13.01.

(c) In relation to Definitive Registered Notes, if any Note is to be redeemed in part only, a new Note in principal amount equal to the unpurchased or unredeemed portion of any such Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of such original Note. In the case of a Global Note, a notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. On or after any purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof tendered for purchase or called for redemption.

Section 3.03 Notice of Redemption.

(a) At least 10 days but not more than 60 days prior to the redemption date, the Issuer shall mail or otherwise transmit, any notice of redemption in accordance with Section 13.01 and as provided below to Holders, or at the expense of the Issuer, cause to be mailed, such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar, except that redemption notices may be mailed or otherwise transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 12 hereof. So long as any Notes are listed on the Official List of the Exchange and the rules of the Authority so require, any such notice to the Holders of the Notes shall, to the extent and in the manner permitted by such rules, be posted on the official website of the Exchange (www.tisegroup.com). For the Notes which are represented by Global Notes, notices of redemption to Holders will be delivered to DTC (in the case of the Dollar Notes) and Euroclear and Clearstream (in the case of the Euro Notes) (and such delivery will be deemed to satisfy the requirements of this Section 3.03(a)), each of which shall give notices to the holders of the Book-Entry Interests.

(b) The notice of redemption will identify the Notes to be redeemed and corresponding CUSIP, Common Code or ISIN numbers, as applicable, and will state:

(1) the redemption date and the record date;

(2) the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(3) the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(4) that Notes called for redemption must be surrendered to the relevant Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(5) that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(6) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(7) that no representation is made as to the correctness or accuracy of the CUSIP, Common Code and ISIN numbers, as applicable, listed in such notice or printed on the Notes.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note (or in accordance with the procedures of

DTC, Euroclear or Clearstream, as applicable) to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

(d) At the Issuer’s request, the Paying Agent shall (or the Trustee may but shall not be obliged to) give the notice of redemption in the Issuer’s name and at its expense. In such event, the Issuer shall provide the Paying Agent or Trustee, as applicable, with the information required at least one Business Day prior to the publication of the notice or redemption (or such shorter period as agreed by the Issuer and the Paying Agent or Trustee, as applicable).

(e) Neither the Paying Agent nor any Registrar will be liable for selection made by it as contemplated in this Section 3.03. For the Notes which are represented by Global Notes held on behalf of the relevant Depositary, notices may be given by delivery of the relevant notices to the relevant Depositary for communication to entitled account holders in substitution for the aforesaid mailing.

Section 3.04 Effect of Notice of Redemption.

A redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 10:00 a.m. (New York time), in relation to the Dollar Notes, or 10:00 a.m. (Dublin time), in relation to the Euro Notes, on each date of redemption or purchase, the Issuer will deposit with the Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date. The Paying Agent will promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided that, subject to Section 2.16(c), any Dollar Note shall be in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof and any Euro Note shall be in principal amount of €100,000 and in integral multiples of €1,000 in excess thereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds no later than 10:00 a.m. (New York time), in relation to the Dollar Notes, or 10:00 a.m. (London time), in relation to the Euro Notes, on each due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due. If the Issuer or any of its Subsidiaries acts as Paying Agent, principal of, premium on, if any, interest and Additional Amounts, if any, on the Notes, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04 and Section 2.14.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Reports.

(a) For so long as any Notes are outstanding, the Company will provide to the Trustee the following reports:

(1) within 150 days after the end of the first fiscal year of the Company ending after the Issue Date, and within 120 days after the end of each of the fiscal years of the Company thereafter, annual reports containing, to the extent applicable, the following information: (a) audited consolidated balance sheets of the Company as of the end of the most recent two fiscal years and audited consolidated income statements and statements of cash flow of the Company for the most two recent fiscal years, including customary footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited pro forma income statement information and balance sheet information of the Company (to the extent pro forma information has not previously been provided by the Company, and which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and critical accounting policies, with a similar scope to that included in the Offering Memorandum; (d) a description of the business, management and shareholders of the Company, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; and (e) a description of material risk factors and material recent developments;

(2) within 90 days after the end of each financial half year of the Company (beginning with the first such half year period ending after the Issue Date), half year reports containing the following information: (a) an unaudited condensed consolidated balance sheet of the Company as of the end of such half-year period and unaudited condensed statements of income and cash flow of the Company for the most recent half-year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year period of the Company, together with condensed footnote disclosure; (b) unaudited pro forma income statement information and balance sheet information of the Company (to the extent pro forma information has not previously been provided by the Company, which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant half-year period; (c) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and material changes in liquidity and capital resources of the Company, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and (d) material recent developments; and

(3) promptly after the occurrence of any material acquisition, disposition or restructuring or any senior executive officer changes at the Company or change in auditors of the Company or any other material event that the Company or any Subsidiary of the Company announces publicly, a report containing a description of such event.

(b) All financial statements and pro forma financial information shall be prepared in accordance with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect); provided, however, that the reports set forth in clauses (1), (2) and (3) of Section 4.02(a) may, in the event of a change in applicable GAAP, present earlier periods on a basis that applied to such periods. Except as provided for in this covenant, no report need include separate financial statements for any Subsidiaries of the Company. The filing of an annual report on Form 10-K within the time period specified in Section 4.02(a)(1) or the filing of a periodic report on Form 8-K within the time period specified in Section 4.02(a)(2) will satisfy such provisions so long as such report is also provided to the Trustee. At the Company’s election it may also comply with the provisions of this covenant by including financial statements of a Subsidiary of the Company in lieu of those for the Company and as if references to the Company above were to such Subsidiary; provided that, if the financial statements of such a Subsidiary are included in such report, a reasonably detailed description of material differences between the financial statements of such Subsidiary and the Company shall be included in such respect for any period commencing after the Issue Date. During any period in which the Capital Stock of the Company is listed on a recognized stock exchange, the requirements of this covenant shall be considered to have been fulfilled for all purposes if the Company complies with the reporting requirements of such stock exchange.

(c) For purposes of this covenant, an acquisition or disposition shall be deemed to be material if and only if the entity or business acquired or disposed of represents greater than 25% of the Company’s Consolidated EBITDA as of and for the most recent four quarters for which annual or quarterly financial reports have been delivered to the Trustee.

(d) Substantially concurrently with the issuance to the Trustee of the reports or statement specified in clauses (1), (2) and (3) of Section 4.02(a) or Section 4.02(b), the Company shall also (a) use its commercially reasonable efforts (i) to post copies of such reports or statement on such website as may be then maintained by the Company and its Subsidiaries or (ii) otherwise to provide substantially comparable availability of such reports (as determined by the Company in good faith) or (b) to the extent the Company determines in good faith that it cannot make such reports or statement available in the manner described in the preceding sub-clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports or statement to the Holders and, upon request, prospective purchasers of the Notes. The Company will also make available copies of all reports required by clauses (1) through (3) of Section 4.02(a), if and for so long as the Notes are listed on the Exchange and if and to the extent that the rules of the Exchange so require.

(e) In addition, so long as the Notes remain outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Company shall furnish to the Holders and, upon their request, prospective purchasers of the Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Delivery of any information, documents and reports to the Trustee pursuant to this section is for information purposes, and the Trustee’s receipt shall not constitute constructive notice of any information contained therein, including the Company’s or any of its Subsidiaries’ compliance with any of its covenants under this Indenture.

Section 4.03 Compliance Certificate; Notice of Defaults.

The Company shall deliver to the Trustee, within 150 days after the end of the first fiscal year of the Company ending after the Issue Date, and within 120 days after the end of each of the fiscal years of the Company thereafter, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Section 4.04 Limitation on Indebtedness.

(a) The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness), provided that the Company and any of its Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, on the Applicable Test Date and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Subsidiaries is greater than 2.00 to 1.00; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness) that may be Incurred by Subsidiaries of the Company that are not Guarantors or the Issuer pursuant to this Section 4.04(a) and Section 4.04(b)(12) shall not exceed the greater of (x) $570 million and (y) 30% of Consolidated EBITDA.

(b) Section 4.04(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under or pursuant to any Credit Facility), and any Refinancing Indebtedness in respect of such Indebtedness and Guarantees in respect of such Indebtedness, in a maximum aggregate principal amount at any time outstanding not exceeding (a) the greater of (x) $1,900 million and (y) 100% of Consolidated EBITDA, plus (b) the greater of (x) $3,900 million and (y) 200% of Consolidated EBITDA, plus (c) the greater of (x) £1,000 million and (y) 65% of Consolidated EBITDA, plus (d) the greater of (x) $1,900 million and (y) 100% of Consolidated EBITDA, plus (e) in the case of any refinancing or other replacement of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing or replacement;

(2) (a) Guarantees by the Company or any Subsidiary of the Company of Indebtedness of the Company or any Subsidiary of the Company; or

(b) without limiting Section 4.05, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Subsidiary of the Company, in each case so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3) Indebtedness of the Company owing to and held by any Subsidiary of the Company or Indebtedness of a Subsidiary of the Company owing to and held by the Company or any Subsidiary of the Company; provided that (a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Subsidiary of the Company; and (b) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(4) Indebtedness represented by (a) the Notes (other than any Additional Notes) and any Notes Guarantees, (b) any Indebtedness (other than Indebtedness described in clauses (1) and (3) of this Section 4.04(b)) of the Company or any Subsidiary of the Company outstanding on the Issue Date, and any Guarantee thereof after giving pro forma effect to the Transactions and the application of the proceeds therefrom (as described under “Use of Proceeds” in the Offering Memorandum), (c) Refinancing Indebtedness (including with respect to the Notes and any Notes Guarantee) Incurred in respect of any Indebtedness described in this clause (4) or clause (5) of this Section 4.04(b) or Incurred pursuant to Section 4.04(a) and (d) Management Advances and MEP Payments;

(5) Indebtedness (a) of any Person Incurred and outstanding on the date on which such Person becomes a Subsidiary of the Company or another Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Subsidiary of the Company; or (b) Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which any Person became a Subsidiary of the Company or was otherwise acquired by the Company or a Subsidiary of the Company; provided that, with respect to each of (a) and (b) of this Section 4.04(b)(5), at the time of such acquisition or other transaction the aggregate amount of such Indebtedness Incurred did not exceed (i) an amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (i) and then outstanding, does not exceed the greater of (x) $715 million and (y) 37.5% of Consolidated EBITDA; plus (ii) any additional Indebtedness to the extent that after giving effect to such acquisition or other transaction (I) the Company or a Subsidiary of the Company would be able to Incur $1.00 of additional Indebtedness pursuant to Section 4.04(a) or (II) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such acquisition or other transaction as a consequence of that acquisition or other transaction;

(6) Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or any Subsidiary of the Company;

(7) Indebtedness (a) represented by Capitalized Lease Obligations or Purchase Money Obligations (or any other financing incurred for a similar or equivalent purpose, including in connection with the purchase of any Person owning any relevant assets), or (b) otherwise arising in connection with any lease, concession or license of assets and/or any sale and leaseback transaction (or in each case any Guarantee thereof), and in the case of each of (a) and (b) of this clause (7), any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, will not exceed at any time outstanding the greater of (x) $570 million and (y) 30% of Consolidated EBITDA;

(8) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Subsidiary of the Company or relating to similar liabilities, obligations or guarantees Incurred in the ordinary course of business; (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business; (c) the financing of insurance premiums in the ordinary course of business; and (d) any cash management, cash pooling (including multicurrency notional pooling), net balance or balance transfer or netting or setting off arrangements in the ordinary course of business;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);

(10) (a) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 45 days of Incurrence;

(b) customer deposits and advance payments received in the ordinary course of business from customers in the ordinary course of business;

(c) Indebtedness owed on a short-term basis of no longer than 30 Business Days to banks and other financial institutions Incurred in the ordinary course of business of the Company and/or any of its Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and/or any of its Subsidiaries; and

(d) Indebtedness Incurred in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes (or other similar or equivalent instruments or obligations), in each case Incurred or undertaken in the ordinary course of business;

(11) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the aggregate principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $1,430 million and (y) 75% of Consolidated EBITDA;

(12) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company) of its Subordinated Shareholder Funding or its Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock) of the Company, in each case, subsequent to the Issue Date;

(13) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing or Receivables Facility;

(14) Indebtedness under daylight borrowing facilities or any refinancing of such Indebtedness (including by way of set-off or exchange) so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred;

(15) Indebtedness under any overdraft, working capital, current account, letter of credit, local credit line, bilateral financing line, foreign exchange, SWIFT and/or other similar or equivalent facilities or financial accommodation, provided that the maximum aggregate principal amount of Indebtedness outstanding under this clause (15) does not exceed the greater of (x) $715 million and (y) 37.5% of Consolidated EBITDA;

(16) Indebtedness incurred under any instrument issued to or for the benefit of current, former or future management or employees of the Company or any Subsidiary of the Company in respect of any bonus or similar payment and Indebtedness arising in connection with any deposit or advance of funds with or to the Company or any Subsidiary of the Company by a trust or other entity in respect of any MEP, incentive scheme or similar arrangement;

(17) any Indebtedness arising under clause (4) of the definition of “Indebtedness;”

(18) Indebtedness under leasing, vendor financing or similar arrangements entered into in the ordinary course of business (including any such arrangements subsisting in any entity acquired pursuant to an acquisition not prohibited by the terms of this Indenture);

(19) any Indebtedness arising by operation of law as a result of the existence of a fiscal unity of which any member of the Group is a member and any Indebtedness of the Company or any of the Subsidiaries of the Company arising in connection with any Permitted Tax Restructuring; and

(20) Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued in connection with licensing or regulatory requirements.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to, this Section 4.04:

(1) in the event that all or any portion of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.04(a) and Section 4.04(b), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the clauses of Section 4.04(a) or Section 4.04(b); provided that, notwithstanding any other provision of this Indenture, all Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed Incurred under Section 4.04(b)(1) (and not Section 4.04(b)(4)(b)) and may not be reclassified;

(2) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.04(a) or clause (1), (7), (11) or (12) of Section 4.04(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company or a Subsidiary of the Company, or Preferred Stock of a Subsidiary of the Company, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP;

(7) with respect to any Indebtedness incurred pursuant to a clause limited by reference to a fixed U.S. dollar amount in Section 4.04(b), if at any time that the Company would be entitled to have Incurred any then outstanding item of Indebtedness pursuant to Section 4.04(a), such item of Indebtedness shall be automatically reclassified into an item of Indebtedness Incurred pursuant to Section 4.04(a);

(8) notwithstanding anything in this covenant to the contrary, in the case of any Indebtedness Incurred to refinance Indebtedness initially Incurred in reliance on a clause of Section 4.04(b) measured by reference to a percentage of Consolidated EBITDA at the time of an Applicable Test Date, if such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the percentage of Consolidated EBITDA on the Applicable Test Date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be calculated as specified under the definition of Indebtedness.

(e) For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the aggregate principal amount of Indebtedness denominated in another currency shall be calculated based on its currency equivalent at the Applicable Test Date, provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than U.S. dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the aggregate principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced, (b) the Dollar Equivalent of the aggregate principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the currency equivalent of such amount on the Issue Date and (c) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in U.S. dollars, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Dollar Equivalent of such amount plus the Dollar Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

(f) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Subsidiary of the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. Subject to Section 4.04(e), the principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.05 Limitation on Liens.

(a) The Company will not, and will not permit any Subsidiaries of the Company to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its assets (including Capital Stock of a Subsidiary of the Company), whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, in each case, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (1) in the case of any asset that does not constitute Collateral, (a) Permitted Liens or (b) Liens on assets that are not Permitted Liens if, subject to the Agreed Security Principles, the Notes and this Indenture (or a Notes Guarantee in the case of Liens in respect of a Guarantor) are directly secured equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (2) in the case of any asset that constitutes Collateral, Permitted Collateral Liens.

(b) Any Lien created in favor of the Notes, the Notes Guarantees and this Indenture pursuant to Section 4.05(a)(1)(b) will be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien to which it relates, and (ii) otherwise as set forth under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and/or under the relevant Security Document.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.06 Impairment of Security Interest.

(a) The Company and its Subsidiaries shall not take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the Incurrence of Permitted Collateral Liens, or the confirmation or affirmation of security interests in respect of the Collateral, shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Trustee and the Holders, and the Company and its Subsidiaries shall not grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents, any Lien over any of the Collateral that is prohibited by the covenant entitled “—Limitation on Liens;”provided that the Company and any Subsidiary of the Company may Incur any Lien over any of the Collateral that is not prohibited by the covenant entitled “—Limitation on Liens,” including Permitted Collateral Liens, and the Collateral may be discharged, transferred, used up, subject to wear or damage, or released in any circumstances not prohibited by this Indenture, the Intercreditor Agreement or the applicable Security Documents.

(b) Notwithstanding the above, nothing in this covenant shall restrict the discharge and release of any Lien in accordance with this Indenture and the Intercreditor Agreement. Subject to the foregoing, the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Collateral; (iv) undertake a Permitted Reorganization or a Permitted Tax Restructuring or (v) make any other change thereto that does not adversely affect the Holders in any material respect; provided that (except where permitted by this Indenture or the Intercreditor Agreement or to effect or facilitate the creation of Permitted Collateral Liens for the benefit of the Security Agent and holders of other Indebtedness Incurred in accordance with this Indenture), no Security Document may be amended, extended, renewed, restated or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Company delivers to the Security Agent and the Trustee, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Security Agent and the Trustee, from an Independent Financial Advisor or appraiser or investment bank of international standing which confirms the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same asset), (2) a certificate from the chief financial officer or the Board of Directors of the relevant Person which confirms the solvency of the person granting any such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release, or (3) an Opinion of Counsel (subject to any qualifications customary for this type of Opinion of Counsel), in form and substance reasonably satisfactory to the Trustee and the Security Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Security Document, so amended, extended, renewed, restated, supplemented, modified or released and replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement and to which the new Indebtedness secured by the Permitted Collateral Lien is not subject.

(c) In the event that the Company and the applicable Subsidiaries of the Company, if any, comply with the requirements of this covenant, the Trustee and the Security Agent shall (subject to customary protections and indemnifications) consent to such actions without the need for instructions from the Holders.

Section 4.07 Offer to Repurchase Upon Change of Control

(a) If a Change of Control occurs, unless (i) a third party makes a change of control offer as described herein or (ii) the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under paragraph 5 of the Notes, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the purchase date. Within 60 days following any Change of Control, the Issuer will send (or cause to be sent) notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the register or otherwise in accordance with the procedures of DTC, Euroclear or Clearstream, as applicable, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.07, and that all Notes validly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;

(3) that any Note not validly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of DTC, Euroclear or Clearstream, as applicable, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) if such notice is delivered prior to the occurrence of a Change of Control and the Change of Control Offer is conditional on the occurrence of such Change of Control, the notice shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(8) any other instructions, as determined by the Issuer, consistent with this Section 4.07, that a Holder must follow.

(b) If and for so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, the Issuer will publish notices relating to the Change of Control Offer, as soon as reasonably practicable after the Change of Control Payment Date, on the official website of the Exchange (www.tisegroup.com).

(c) While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes or withdraw such election through the facilities of DTC, Euroclear or Clearstream, as applicable, subject to the applicable rules and regulations.

(d) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(e) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(1) accept for payment all Notes or portions thereof validly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and not validly withdrawn; and

(3) deliver, or cause to be delivered, to the Registrar or Paying Agent, with a copy to the Trustee, for cancellation the Notes so accepted together with an Officer’s Certificate to the Registrar or Paying Agent stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(f) If any Definitive Registered Notes have been issued, the Paying Agent will promptly mail to each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate (or cause to be authenticated) and mail (or cause to be transferred by book entry) to each Holder of Definitive Registered Notes a new Note equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount that is at least $200,000 or any integral multiple of $1,000 in excess thereof (in the case of the Dollar Notes) or €100,000 or any integral multiple of €1,000 in excess thereof (in the case of the Euro Notes).

(g) The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer.

(h) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(i) If Holders of not less than 90% in aggregate principal amount of all the then outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer, and the Issuer, or any third party making a Change of Control offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not validly withdrawn by Holders of the Notes, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice to the Holders of the Notes, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date.

(j) The definition of “Change of Control” or the provisions under this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified, in each case prior to the occurrence of a Change of Control, with the written consent of the Holders of a majority in principal amount of all the Notes then outstanding.

Section 4.08 Additional Notes Guarantees.

(a) The Company will not cause or permit any of its Subsidiaries that is not a Guarantor (other than the Issuer), directly or indirectly, to Guarantee any Indebtedness under the New Credit Facilities (or any other Credit Facility that is Incurred under Section 4.04(b)(1) or any Public Debt, in whole or in part, unless, in each case, but subject to the Agreed Security Principles, such Subsidiary becomes a Guarantor on the date on which such other Guarantee is Incurred and, if applicable, executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Subsidiary will provide a Notes Guarantee, which Notes Guarantee will be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness.

(b) A Subsidiary of the Company that is not a Guarantor may become a Guarantor if it executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Subsidiary will provide a Notes Guarantee.

(c) Future Notes Guarantees granted pursuant to this provision shall be released as set forth under Section 11.07. A Notes Guarantee of a future Guarantor may also be released at the option of the Company if at the date of such release there is no Indebtedness of such Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture as at the date of such release if such Guarantor were not designated as a Guarantor as at that date. The Trustee and the Security Agent shall each take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, reasonably requested by, and at the cost of, the Company to effectuate any release of a Notes Guarantee in accordance with these provisions, subject to customary protections and indemnifications.

(d) Each such additional Notes Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(e) Notwithstanding the foregoing, the Company shall not be obligated to cause any Subsidiary to Guarantee the Notes or provide security to the extent and for so long as the Incurrence of such Notes Guarantee could reasonably be expected to give rise to or result in an inconsistency with the Intercreditor Agreement or the Agreed Security Principles.

Section 4.09 Amendments to the Intercreditor Agreement and Additional Intercreditor Agreements.

(a) In connection with the incurrence of any Indebtedness by the Company or any of its Subsidiaries that is permitted to share in the Collateral (and which the Company elects shall share in the Collateral), the Trustee and the Security Agent shall, at the written request of the Company, enter into with the Company, the relevant Subsidiary of the Company and the holders of such Indebtedness (or their duly authorized representatives) one or more intercreditor agreements or deeds (including a restatement, replacement, amendment or other modification of the Intercreditor Agreement) (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement (or terms that are not materially less favorable to the Holders) and substantially similar as applies to sharing of the proceeds of security and enforcement of security, priority and release of security; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or adversely affect the rights, protections, duties, liabilities, indemnifications or immunities of the Trustee or the Security Agent under this Indenture or the Intercreditor Agreement. In connection with the foregoing, the Company or the Issuer shall furnish to the Trustee and the Security Agent such documentation in relation thereto as they may reasonably require. As used herein, a reference to the Intercreditor Agreement will also include any Additional Intercreditor Agreement.

(b) In relation to the Intercreditor Agreement, the Trustee shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby.

(c) At the written direction of the Company or the Issuer and without the consent of Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such Intercreditor Agreement that may be incurred by the Company or its Subsidiaries that is subject to any such Intercreditor Agreement (provided that such Indebtedness is incurred in compliance with this Indenture), (3) add Guarantors or other Subsidiaries of the Company to the Intercreditor Agreement, (4) further secure the Notes (including Additional Notes), (5) make provision for pledges of the Collateral to secure Additional Notes or to implement any Permitted Collateral Liens or Permitted Liens or (6) make any other change to any such agreement that does not adversely affect the Holders in any material respect. The Company or the Issuer shall not otherwise direct the Trustee or Security Agent to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under Article 9 or as permitted by the terms of such Intercreditor Agreement, and the Company or the Issuer may only direct the Trustee or Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, protections, duties, liabilities, indemnifications or immunities under this Indenture or any Intercreditor Agreement.

(d) Each Holder of Notes issued pursuant to this Indenture, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have authorized the Trustee and the Security Agent to enter into the Intercreditor Agreement and any Additional Intercreditor Agreement on each Holder’s behalf.

(e) A copy of the Intercreditor Agreement or any Additional Intercreditor Agreement shall be made available to the Holders upon request and will be made available for inspection during normal business hours on any Business Day upon prior written request at the office of the Issuer and, for so long as any Notes are listed on the Official List of the Exchange and the rules of the Authority so require, at the offices of the Registrar.

Section 4.10 Withholding Taxes.

(a) All payments made by or on behalf of the Issuer or any Guarantor (a “Payor”) under or with respect to the Notes or any Notes Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any present or future Taxes imposed or levied by or on behalf of:

(1) any jurisdiction from or through which payment on any such Note or Notes Guarantee is made by or on behalf of the Issuer or any Guarantor or any of their agents, or any political subdivision or taxing authority or agency thereof or therein; or

(2) any other jurisdiction in which the Payor is incorporated or organized, resident or engaged in business for tax purposes or has a permanent establishment in, or any political subdivision or taxing authority or agency thereof or therein

(each of clause (1) and (2), a “Relevant Taxing Jurisdiction”),

will at any time be required in respect of any payments made by or on behalf of a Payor with respect to any Note or Notes Guarantee, including payments of principal, redemption price, premium, if any, or interest, the relevant Payor will pay to Holders of the Notes (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder or beneficial owner of the Notes, after such withholding or deduction (including any such deduction or withholding in respect of such Additional Amounts) by any applicable withholding agent, will equal the amounts which would have been received in respect of such payments on any such Note or Notes Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(3) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or the beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national or domiciliary of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, or having a place of management present or deemed present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership, holding or disposition of such Note or the receipt of any payment in respect of the Notes or any Notes Guarantee;

(4) any Taxes that are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a written request of the Payor addressed to the Holder or beneficial owner, after reasonable notice (at least 30 days before any such withholding or deduction would be made), to provide certification, information, documents or other evidence concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes, but only to the extent that the Holder or beneficial owner is legally eligible to provide such certification or other evidence;

(5) any Taxes that are payable otherwise than by deduction or withholding from a payment on the Notes or any Notes Guarantee;

(6) any estate, inheritance, gift, sales, transfer, personal property or similar Tax;

(7) any Taxes imposed in connection with a Note presented for payment (where presentation is permitted or required for payment) by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another paying agent;

(8) any FATCA Withholding; or

(9) any combination of the above.

(b) Such Additional Amounts will also not be payable if the payment could have been made without such deduction or withholding if the beneficial owner of the payment had presented the Note for payment (where presentation is permitted or required for payment) within 30 days after the relevant payment was first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period).

(c) In addition, no Additional Amounts shall be paid with respect to any payment to any Holder who is a fiduciary or a partnership (or entity treated as partnership for tax purposes) or other than the beneficial owner of such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership (or such other entity treated as partnership for tax purposes) or the beneficial owner of such Notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly.

(d) The applicable withholding agent will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction and as is reasonably available to the Issuer and will provide such certified copies to the Trustee. Such copies shall be made available to the Holders upon request and will be made available at the offices of the Paying Agent if the Notes are then admitted for listing on the Exchange. For the avoidance of doubt, in no event shall the Trustee be required to determine the amount of withholding taxes attributable to any Holder.

(e) If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Notes Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee and the Paying Agent will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(f) Wherever in this Indenture there are mentioned, in any context:

(1) the payment of principal;

(2) purchase prices in connection with a purchase of Notes;

(3) interest; or

(4) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) The Payor will pay any present or future stamp, court or documentary Taxes or any other excise, property or similar Taxes, that arise in any Relevant Taxing Jurisdiction from the execution, issuance, delivery or registration of any Notes, this Indenture, the Security Documents or any other document or instrument in relation thereto, and any such Taxes that arise in any jurisdiction from the enforcement of any Notes, this Indenture, the Security Documents or any other document or instrument in relation thereto, and the Payor agrees to indemnify the Holders or beneficial owners for any such Taxes paid by such Holders or beneficial owners. The foregoing obligations of this paragraph will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is incorporated or organized, resident or engaged in business for tax purposes or has a permanent establishment in, or any political subdivision or taxing authority or agency thereof or therein.

Section 4.11 Suspension of Covenants on Achievement of Investment Grade Status.

If on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until the Reversion Date, the provisions of this Indenture summarized under Section 4.04, Section 4.08 and the provisions of clause (3) of Section 5.01(a) will not apply to such Notes, and, in each case, any related default provision of this Indenture will cease to be effective and will not be applicable to the Company and its Subsidiaries. Such covenants and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such covenants will not be of any effect with regard to actions of the Company or any of its Subsidiaries properly taken during the continuance of a Suspension Event and no default will be deemed to have occurred solely by reason of an Applicable Transaction made during the continuance of a Suspension Event. On the Reversion Date, all Indebtedness Incurred during the continuance of a Suspension Event will be classified, at the Company’s option, as having been Incurred pursuant to Section 4.04(a) or one of the clauses set forth in Section 4.04(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred under Section 4.04(a) or Section 4.04(b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.04(b)(4)(b). The Company shall notify the Trustee that the conditions under this covenant have been satisfied, although such notification shall not be a condition for the suspension of the covenants set forth above to be effective.

In addition, upon delivery of an Officer’s Certificate confirming that a Suspension Event has occurred and is continuing, so long as no Indebtedness Incurred pursuant to a Credit Facility and any Refinancing Indebtedness in respect of such Indebtedness and Guarantees in respect of such Indebtedness, in each case, Incurred under Section 4.04(b)(1)(a) is at such time secured in a manner that would require the granting of a Lien pursuant to the covenant described under Section 4.05 the Trustee will instruct the Security Agent, and the Security Agent will execute any documents delivered to it by the Issuer, to evidence or effect the release, discharge and termination in respect of all Liens on the Collateral, and Section 4.05 shall be amended mutatis mutandis with references to “Collateral” and “Permitted Collateral Liens” deemed removed. Any such release shall be effected by the Security Agent and, to the extent required or necessary, the Trustee, without the consent of the Holders.

Section 4.12 Further Assurances.

The Company will, and will procure that each of its Subsidiaries will, at its own expense, execute and do all such acts and things and provide such assurances as the Security Agent may reasonably require (i) for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by such Security Documents and (ii) if such Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Security Documents and for facilitating the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets. The Company will, and will procure that each of its Subsidiaries will, execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably request.

Section 4.13 Financial Calculations.

(a) When calculating the satisfaction of or availability under any Applicable Metric in this Indenture in connection with any Applicable Transaction, the date of determination of such Applicable Metric shall, at the option of the Company, be any Applicable Test Date. If the Company elects to determine any Applicable Metric as of any Applicable Test Date, it shall give pro forma effect to any other Applicable Transactions that have occurred up to (and including) such Applicable Test Date; provided that the pro forma calculation may exclude any non-recurring fees, costs and expenses attributable to any Applicable Transaction.

(b) If compliance with an Applicable Metric is established in accordance with Section 4.13(a), such Applicable Metric shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) the Company may elect, in its sole discretion, to recalculate any Applicable Metric on the basis of a more recent Applicable Test Date, in which case, such date of redetermination shall thereafter be deemed to be the relevant Applicable Test Date for purposes of such Applicable Metric; and (b) save as contemplated in sub-clause (a) above, compliance with any Applicable Metric shall not be determined or tested at any time after the relevant Applicable Test Date for such transaction and any actions or transactions related thereto.

(c) If any Applicable Metric for which compliance was determined or tested as of an Applicable Test Date would at any time after the Applicable Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in such Applicable Metric (or any other Applicable Metric), such Applicable Metric will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations.

(d) If any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the Applicable Test Date would at any time after the Applicable Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing).

(e) For the avoidance of doubt, any undrawn commitments for Indebtedness (including under the Revolving Credit Facility) shall be disregarded for the purposes of testing the Applicable Metric.

(f) If a proposed action, matter, transaction or amount (or a portion thereof) is incurred or entered into pursuant to a numerical permission and at a later time would subsequently be permitted under a ratio-based permission, unless otherwise elected by the Company, such action, matter, transaction or amount (or a portion thereof) shall automatically be reclassified to such ratio-based permission.

(g) In this Indenture, “currency equivalent” shall mean the equivalent in any currency (the “first currency”) of an amount in another currency (the “second currency”) as determined by the Company by reference to an amount in the first currency which could be purchased with that amount in the second currency at an exchange rate that is any of the following, at the option of the Company: (i) the prevailing rate of exchange as determined by the Company (acting reasonably); (ii) the weighted average exchange rate for the applicable measurement period used by the Company to calculate Consolidated EBITDA (as determined by the Company); (iii) any applicable conversion rate used in any relevant financial statements or management accounts; (iv) any applicable conversion rate selected by the Company (acting reasonably and in good faith) as of the relevant date of determination; or (v) any applicable conversion rate under any Currency Agreement or other currency hedging arrangement entered into by any member of the Group.

ARTICLE 5

MERGER AND CONSOLIDATION

Section 5.01 The Issuer and the Company.

(a) Neither the Issuer nor the Company will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) either the Issuer or the Company is the surviving entity or the resulting, surviving or transferee Person (the “Successor Issuer” in the case of such a transaction involving the Issuer or the “Successor Company” in the case of such a transaction involving the Company) will be a Person organized and existing under the laws of any member state of the European Union, the United Kingdom or the United States of America, any state or commonwealth of the United States of America or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Issuer (if not the Issuer) or the Successor Company (if not the Company), as the case may be, will expressly assume (a) by supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture or of the Company under its Notes Guarantee (subject to any limitations contemplated by the Agreed Security Principles), as the case may be, and (b) all obligations of the Issuer or the Company, as the case may be, under the Security Documents (subject to any limitations contemplated by the Agreed Security Principles) and, to the extent required by the Intercreditor Agreement, the Intercreditor Agreement;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or Successor Company or any Subsidiary of the Successor Issuer or Successor Company, as applicable, as a result of such transaction as having been Incurred by the Successor Issuer or the Successor Company, as applicable, or such Subsidiary of the Successor Issuer or Successor Company, as applicable, at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) on the Applicable Test Date, either (a) the Company or the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.04(a) or (b) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(4) the Issuer or the Successor Issuer, or the Company or the Successor Company, as applicable, shall have delivered to the Trustee an Officer’s Certificate to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) complies with this Indenture, and that all conditions precedent provided for therein relating to such transaction have been complied with or satisfied, and that the assumption (if any) of obligations under Section 5.01(a)(1) constitutes the legal, valid and binding obligation of the Successor Issuer or the Successor Company, as applicable. The Trustee shall be entitled to rely exclusively and conclusively on such Officer’s Certificate without independent verification.

(b) Any Indebtedness that becomes an obligation of the Company or any Subsidiary of the Company (or that is deemed to be Incurred by any Subsidiary of the Company that becomes a Subsidiary of the Company) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 4.04.

(c) For the purpose of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(d) The Successor Issuer or the Successor Company, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Company, as the case may be, under this Indenture, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture or the Notes.

(e) Notwithstanding Sections 5.01(a)(2) and 5.01(a)(3) (which do not apply to transactions referred to in this sentence) and, other than with respect to Section 5.01(c) and Section 5.01(a)(4), (a) any Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (b) any Subsidiary Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary Guarantor. Notwithstanding Sections 5.01(a)(2), 5.01(a)(3) and 5.01(a)(4) (which do not apply to the transactions referred to in this sentence), the Issuer or the Company, as the case may be, may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer or the Company, as applicable, reincorporating the Issuer or the Company, as the case may be, in another jurisdiction, or changing the legal form of the Issuer or the Company, as the case may be.

(f) This Section 5.01 shall not apply to the creation of a new Subsidiary of the Company.

Section 5.02 Subsidiary Guarantors.

(a) No Guarantor that is a Subsidiary of the Company (a “Subsidiary Guarantor”) may:

(1) consolidate with or merge with or into any Person;

(2) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

(3) permit any Person to merge with or into such Subsidiary Guarantor, unless:

(A)	the other Person is the Company or any Subsidiary of the Company that is a Guarantor (or becomes a Guarantor concurrently with the transaction); or

(B)

(1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes (in each case subject to any limitations contemplated by the Agreed Security Principles) all of the obligations of the Guarantor under its Guarantee and the Security Documents (and, to the extent required by the Intercreditor Agreement, the Intercreditor Agreement); and

(2)	immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)

the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Subsidiary of the Company) otherwise permitted by this Indenture.

(b) Notwithstanding Section 5.02(a)(3)(B) and the provisions described above under Section 5.01 (which do not apply to transactions referred to in this sentence), (a) any Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Subsidiary Guarantor and (b) any Subsidiary Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary Guarantor. Notwithstanding Section 5.02(a)(3)(B)(2) (which does not apply to the transactions referred to in this sentence), a Subsidiary Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Subsidiary Guarantor reincorporating the Subsidiary Guarantor in another jurisdiction, or changing the legal form of the Subsidiary Guarantor.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest or Additional Amounts, if any, on any Note when due and payable, continued for 30 days;

(2) default in any payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any of its Subsidiaries to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any other agreement or obligation contained in this Indenture;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, the Issuer or a Significant Subsidiary or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary (or the payment of which is Guaranteed by the Company, the Issuer or a Significant Subsidiary or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary) other than Indebtedness owed to the Company or a Subsidiary of the Company whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a) is caused by a failure to pay principal at Stated Maturity on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”),

and, in each case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates the greater of $475 million and 25% of Consolidated EBITDA or more;

(5) the Company, the Issuer or a Significant Subsidiary (or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing that it is unable to pay its debts as they become due;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)

is for relief against the Company, the Issuer or a Significant Subsidiary or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B)

appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, the Issuer or a Significant Subsidiary or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary; or

(C)

orders the winding up or liquidation of the Company, the Issuer or a Significant Subsidiary or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, and, in the case of any of (A), (B) or (C) of this Section 6.01(a)(6), the order or decree remains unstayed and in effect for 60 consecutive days;

(7) failure by the Company, the Issuer or any Significant Subsidiary or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of the greater of $475 million and 25% of Consolidated EBITDA (exclusive of any amounts covered by indemnities provided by a solvent insurance company or that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the receipt of notice as described in the next succeeding paragraph after such judgment becomes final and due (the “judgment default provision”);

(8) any security interest under the Security Documents on any Collateral that constitute a material portion of the Collateral ceases to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture) for any reason other than the satisfaction in full of all obligations under this Indenture or the release or amendment of any such security interest in accordance with the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or such Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or the Issuer or any Guarantor shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 30 days (the “security default provisions”); and

(9) any Notes Guarantee of the Company or a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Notes Guarantee or this Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Notes Guarantee and any such Default continues for 10 days (the “guarantee provisions”).

Notwithstanding the foregoing, a default under clauses (3), (4) or (7) of this Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 30% in aggregate principal amount of the outstanding Notes notify the Company of the default and, with respect to clauses (3), (4) and (7) of this Section 6.01(a), the Company does not cure such default within the time specified in clauses (3), (4) or (7), as applicable, of this Section 6.01(a) after receipt of such notice.

(b) Notwithstanding any other term of this Indenture or the Intercreditor Agreement or any Security Document, no Permitted Reorganization shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, undertaking or other term in this Indenture or any Security Document, or a Default or an Event of Default.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.01(a)(5) and Section 6.01(a)(6)) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in aggregate principal amount of the outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Amounts, if any, will be due and payable immediately.

(b) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a written notice of any event which is in fact such a Default or Event of Default is received by a responsible officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(c) If an Event of Default described in Section 6.01(a)(5) and Section 6.01(a)(6) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(d) The Holders of a majority in aggregate principal amount of the outstanding Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest, or Additional Amounts, if any, on any Note held by a non-consenting Holder, which may only be waived with the consent of Holders of not less than 90% of the aggregate principal amount of the outstanding Notes) and rescind any such acceleration with respect to such Notes and its consequences (including the payment default that resulted from such acceleration) if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(e) (a) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (b) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.02 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured, and any declaration of acceleration of the Notes resulting therefrom shall be automatically annulled, upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.05 Control by Majority.

Except as otherwise set forth herein, Holders of a majority in aggregate principal amount of all the outstanding Notes, by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder or the Security Documents and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note held by a non-consenting Holder).

Section 6.06 Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee and, if requested, the Trustee has received, indemnity and/or security and/or cost and fee cover (including by way of pre-funding) satisfactory to the Trustee against any loss, liability, fees or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing and, if requested, provided to the Trustee security and/or indemnity and/or cost and fee cover (including by way of pre-funding) satisfactory to it against any loss, liability, fees or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security and/or indemnity and/or cost and fee cover (including by way of pre-funding); and

(5) the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. In the event an Event of Default has occurred and is continuing of which a responsible officer of the Trustee has received written notice, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification and/or security and/or cost and fee cover satisfactory to it against all losses, liabilities, fees and expenses caused or incurred by taking or not taking such action.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Dollar Note or a Euro Note, as applicable, to receive payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, such Note, on or after the respective due dates expressed in such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holders of not less than 90% in aggregate principal amount of the Dollar Notes or the Euro Notes, as applicable.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, interest and Additional Amounts, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any amounts due to the Trustee under Section 7.07.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the Intercreditor Agreement, to the extent applicable, if the Trustee or the Security Agent collects any money pursuant to this Article 6 or from the enforcement of any Security Document, or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture, it shall pay out (or in the case of the Security Agent, it shall pay to the Trustee to pay out) the money or other property in the following order:

First: to the Trustee (including any predecessor Trustee), the Agents (including any predecessor Agents), the Security Agent (including any predecessor Security Agent), and their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, disbursements, expenses and liabilities incurred, and all advances made, by the Trustee, the Agents and the Security Agent (as the case may be) and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Third: to the Issuer, to any Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Security Agent for any action taken or omitted by it as a Trustee or the Security Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Security Agent, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee, the Security Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Security Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee, the Security Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Security Agent and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee, the Security Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not Waiver.

No delay or omission of the Trustee, the Security Agent or any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee, the Security Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, the Security Agent or by the Holders, as the case may be.

Section 6.15 Enforcement by Holders.

Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture and subject to the Intercreditor Agreement and may not enforce the Security Documents except as provided in such Security Documents and subject to the Intercreditor Agreement.

ARTICLE 7

TRUSTEE AND SECURITY AGENT

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing of which a responsible officer of the Trustee has received written notice in accordance with Section 7.02(g), the Trustee shall exercise such of the rights and powers vested in it hereunder and use the same degree of care and skill in their exercise, as a prudent person would use or exercise under the circumstances in conducting his or her own affairs.

(b) Except during the continuance of an Event of Default of which the Trustee has knowledge in accordance with Section 7.02(g):

(1) the duties of the Trustee, the Security Agent and the Agents will be determined solely by the express provisions of this Indenture and the Intercreditor Agreement and the Trustee, the Security Agent and the Agents need perform only those duties that are specifically set forth in this Indenture and the Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee, the Security Agent and the Agents; and

(2) in the absence of bad faith on its part, the Trustee, the Agents and the Security Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee, the Agents and the Security Agent and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, opinions or conclusions stated therein).

(c) The Trustee and the Security Agent may not be relieved from liabilities for their own respective gross negligent action, their own respective gross negligent failure to act, or their own respective willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b) and Section 7.01(e);

(2) the Trustee and the Security Agent will not be liable for any error of judgment made in good faith by a responsible officer, unless it is proved that the Trustee or the Security Agent was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.03, Section 6.05 or Section 6.06 hereof; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(d) Whether or not therein expressly so provided, every provision of this Indenture or the Intercreditor Agreement that in any way relates to the Trustee or the Security Agent is subject to Section 7.01(a), (b) and (c).

(e) No provision of this Indenture or the Intercreditor Agreement will require the Trustee or the Security Agent to expend or risk its own funds or incur any liability. Neither the Trustee nor the Security Agent will be under any obligation to exercise any of their respective rights and powers under this Indenture or the Intercreditor Agreement at the request of any Holders, unless such Holder has offered to the Trustee and the Security Agent indemnification and/or security (including by way of pre-funding) satisfactory to them against any loss, liability or expense.

(f) The Trustee, the Paying Agent and the Security Agent will not be liable for interest on any money received by it except as the Trustee and the Security Agent may agree in writing with the Company. Money held whether in trust or otherwise by the Trustee, the Security Agent or the Paying Agent need not be segregated from other funds except to the extent required by law.

(g) Neither the Trustee nor the Security Agent shall be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a responsible officer assigned to and working in the Trustee or the Security Agent’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee or the Security Agent and such notice clearly references the Notes, the Issuer or this Indenture.

Section 7.02 Rights of Trustee and the Security Agent.

(a) The Trustee and the Security Agent may conclusively rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Security Agent need not investigate any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document.

(b) Before the Trustee or the Security Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Security Agent may consult with counsel or other professional advisors and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by them hereunder in good faith and in reliance thereon.

(c) The Trustee and the Security Agent may act through their attorneys and agents and rely on their advice and will not be responsible for the willful misconduct or gross negligence of any attorney or agent appointed with due care.

(d) Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture and the Intercreditor Agreement; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee and the Security Agent will be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered to the Trustee and the Security Agent indemnity and/or security (including by way of prefunding) satisfactory to them against the losses, liabilities and expenses that might be incurred by them in compliance with such request or direction.

(g) The Trustee and the Security Agent shall have no duty to inquire as to the performance of the covenants of the Company, the Issuer and/or its Subsidiaries. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a responsible officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i) The rights, privileges, indemnities, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured to its satisfaction, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, the Security Agent and by each agent (including the Agents), custodian and other person employed to act hereunder. Absent willful misconduct or gross negligence, the Security Agent, the Paying Agent, Registrar, Authenticating Agent and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j) In the event the Trustee and the Security Agent receive inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee and the Security Agent, in their sole discretion, may determine what action, if any, will be taken and shall not incur any liability for their failure to act until such inconsistency or conflict is, in their reasonable opinion, resolved.

(k) In no event shall the Trustee or the Security Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including, but not limited to, natural disasters, acts of God, civil unrest, local or national disturbance or disaster, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), it being understood that the Trustee or the Security Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) Neither the Trustee nor the Security Agents is required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture, the Intercreditor Agreement or the Notes.

(m) The permissive right of the Trustee and the Security Agent to take the actions permitted by this Indenture or the Intercreditor Agreement shall not be construed as an obligation or duty to do so.

(n) The Trustee and the Security Agent will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture or the Intercreditor Agreement by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(o) The Trustee and the Security Agent shall not under any circumstances be liable for any punitive or consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Company, the Issuer, any Guarantor or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable and regardless of the form of action.

(p) The Trustee and the Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee and the Security Agent, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustee and the Security Agent shall determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of the Company and Issuer personally or by agent or attorney.

(q) The Trustee or the Security Agent may request that the Issuer and/or the Company deliver a certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(r) No provision of this Indenture shall require the Trustee and the Security Agent to do anything which, in their opinion, may be illegal or contrary to applicable law or regulation.

(s) The Trustee and the Security Agent may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in their opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York and may without liability do anything which is, in its opinion (based on legal advice in the relevant jurisdiction), necessary to comply with any such law or regulation.

(t) The Trustee and the Security Agent may retain professional advisors to assist them in performing their duties under this Indenture. The Trustee and the Security Agent may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by them hereunder in good faith and in accordance with the advice or opinion of such counsel.

(u) At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a written direction to the Trustee to enforce such Collateral, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified and secured in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1) any failure of the Security Agent to enforce such security within a reasonable time or at all;

(2) any failure of the Security Agent to pay over the proceeds of enforcement of the Collateral;

(3) any failure of the Security Agent to realize such security for the best price obtainable;

(4) monitoring the activities of the Security Agent in relation to such enforcement;

(5) taking any enforcement action itself in relation to such Collateral;

(6) agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or

(7) paying any fees, costs or expenses of the Security Agent.

(v) The Trustee and the Security Agent may assume without inquiry in the absence of actual knowledge that the Company and the Issuer are duly complying with their obligations contained in this Indenture required to be performed and observed by them, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(w) The duties and obligations of the Trustee and the Security Agent shall be subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement, to the extent applicable.

Section 7.03 Individual Rights of Trustee and the Security Agent.

The Trustee and Security Agent in their respective individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights they would have if they were not Trustee and Security Agent. However, in the event that the Trustee acquires any conflicting interest, as defined in Section 310(b) of the Trust Indenture Act, it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04 Trustee’s and Security Agent’s Disclaimer.

The Trustee and the Security Agent will not be responsible for and make no representation as to the validity or adequacy of this Indenture, the Notes, any Notes Guarantee, any Security Document the Intercreditor Agreement or any Additional Intercreditor Agreement, they shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, they will not be responsible for the use or application of any money received by the Paying Agent other than the Trustee, and they will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or the Intercreditor Agreement other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and a responsible officer of the Trustee is informed in writing of such occurrence by the Company in accordance with Section 7.02(g), the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Company. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06 Designation of Note Documents.

If, for the purpose of the Intercreditor Agreement, the Company designates any document entered into in connection with the Notes a Senior Secured Debt Document (as defined in the Intercreditor Agreement), the Trustee shall also, at the written request of the Company, designate such document a Note Document.

Section 7.07 Compensation and Indemnity.

(a) The Issuer or, upon the failure of the Issuer to pay, each Guarantor, jointly and severally, will pay to the Trustee, the Security Agent and the Agents from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing from time to time between them. The Trustee’s, the Security Agent’s and the Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse each of the Trustee, the Security Agent and the Agents promptly upon request for all disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s, the Security Agent’s and the Agents’ agents and counsel, accountants and experts. These expenses shall include any costs or charges incurred by the relevant Agent in carrying out instructions to clear and/or settle transfers of securities under this Agreement (including cash penalty charges that may be incurred under Article 7 of the Central Securities Depositaries Regulation (EU) No 909/2014 if a settlement fail occurs due to the Issuer’s failure to deliver any required securities or cash or other action or omission). In the event of the occurrence of an Event of Default, where the Trustee reasonably considers it necessary or is being requested by the Issuer to undertake duties which the Trustee reasonably believes to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee additional remuneration for such duties; provided that the Trustee uses reasonable commercial efforts to agree such additional remuneration between the Issuer and the Trustee in writing.

(b) The Issuer and the Guarantors, jointly and severally, will indemnify the Trustee, the Security Agent and the Agents and their officers, directors, employees and agents against any and all losses, liabilities, damages, claims or expenses, including fees and expenses of counsel incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending themselves against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to their gross negligence or willful misconduct. The Trustee, the Security Agent and the Agents will notify the Issuer promptly of any claim for which they may seek indemnity. Failure by the Trustee, the Security Agent and the Agents to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. At the Trustee’s or Security Agent’s sole discretion, the Issuer will defend the claim and the Trustee or Security Agent, as applicable, will provide reasonable cooperation and may participate at the Issuer’s expense in the defense. Alternatively, the Trustee or Security Agent, as applicable, may at its option have separate counsel of its own choosing and the Issuer will pay the properly incurred fees and expenses of such counsel; provided that the Issuer will not be required to pay such fees and expenses of separate counsel if, at the Trustee’s or Security Agent’s request, it assumes the Trustee’s or Security Agent’s defense and there is, in the reasonable opinion of the Trustee or Security Agent, no conflict of interest between the Issuer and the Trustee or Security Agent, as applicable, in connection with such defense and no Default or Event of Default has occurred and is continuing. The Issuer need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee or Security Agent through its gross negligence or willful misconduct.

(c) The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture, and the resignation or removal of the Agents, Trustee or the Security Agent.

(d) To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee and the Security Agent will have a Lien prior to the Notes on the Collateral and all money or other property held or collected by the Trustee or the Security Agent, except that held in trust to pay principal of, premium on, if any, interest or Additional Amounts, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee or the Security Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(5) and Section 6.01(a)(6) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The indemnity contained in this Section 7.07 shall survive the discharge or termination of this Indenture and shall continue for the benefit of the Trustee, the Security Agent or any Agent notwithstanding its resignation or retirement.

Section 7.08 Removal, Resignation and Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign, without cost or reason, in writing at any time and be discharged from the trust hereby created by so notifying the Company and the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing and may appoint a successor Trustee. The Issuer shall remove the Trustee, or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee, if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property;

(4) the Trustee otherwise becomes incapable of acting as Trustee hereunder; or

(5) the Trustee has or acquires a conflict of interest in its capacity as trustee that is not eliminated in accordance with Section 7.03.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee (at the expense of the Issuer), the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointment shall be reasonably satisfactory to the Issuer.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.

In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by consolidation, merger or conversion to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a Person organized and doing business under the laws of England and Wales or the United States of America that is authorized to exercise corporate trustee power; that is subject to supervision or examination by federal, state or governmental or other regulatory authorities; and that is a Person which is generally recognized as a Person which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes.

Section 7.11 Resignation of Agents.

Any Agent may resign and be discharged from its duties under this Indenture at any time by giving 30 days prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving 30 days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within 30 days after such notice, the Agent shall (i) deliver any funds then held hereunder in its possession to the Trustee (ii) may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief or (iii) the retiring Agent may appoint a successor Agent at any time prior to the date on which a successor Agent takes office, provided that such appointment shall be reasonably satisfactory to the Issuer. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07. The Agents shall act solely as agents of the Issuer.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or Section 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be deemed to have been discharged from their obligations with respect to any series of outstanding Notes (including the Notes Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding series of Notes (including the related Notes Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in Section 8.02(a) and Section 8.02(b), and to have satisfied all their other obligations under such series of Notes, the related Notes Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such series of Notes when such payments are due from the trust referred to in Section 8.05 hereof;

(b) the Issuer’s obligations with respect to the Notes under Article 2 hereof;

(c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

If the Company exercises its legal defeasance option, payment of the Notes of such series may not be accelerated because of an Event of Default with respect to the Notes.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be released from each of their obligations under the covenants contained in Article 4 (other than Section 4.01, Section 4.10, Section 5.01(a)(1), Section 5.01(a)(2), Section 5.02(a)(3)(A), Section 5.02(a)(3)(B) and Section 5.02(a)(3)(C) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.05 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Notes Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Notes Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, payment of such Notes may not be accelerated because of an Event of Default specified in Section 6.01(a)(3) (other than with respect to Section 5.01(a)(1), Section 5.01(a)(2), Section 5.02(a)(3)(A), Section 5.02(a)(3)(B) and Section 5.02(a)(3)(C)), Section 6.01(a)(4), Section 6.01(a)(5) (with respect only to Significant Subsidiaries (other than the Issuer)), Section 6.01(a)(6) (with respect only to Significant Subsidiaries (other than the Issuer)), Section 6.01(a)(7), Section 6.01(a)(8) or Section 6.01(a)(9).

Section 8.04 Survival of Certain Obligations.

Notwithstanding Section 8.02 and Section 8.03, the Issuer’s obligations under Section 2.03, Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 2.10, Section 7.07, Section 7.08 and under this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations under Section 7.02, Section 7.07 and Section 8.07 shall survive.

Section 8.05 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or Section 8.03 hereof, the Company or the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee (or such entity designated or appointed (as agent) by the Trustee for this purpose) (i) with respect to the Notes denominated in U.S. dollars, cash in U.S. dollars or U.S. Government Obligations or a combination thereof and (ii) with respect to the Notes denominated in euros, cash in euros or euro-denominated European Government Obligations or a combination thereof, in each case, for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(a) an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that Holders, in their capacity as Holders, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law since the issuance of the applicable series of Notes);

(b) an Officer’s Certificate stating that the deposit was not made by the Company or the Issuer, as the case may be, with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(c) an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with

Section 8.06 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.07 hereof, all money and all U.S. Government Securities and European Government Obligations including the proceeds thereof, deposited with the Trustee (or such entity designated by the Trustee for this purpose, collectively for purposes of this Section 8.06, hereinafter the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through the Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in dollar or against U.S. Government Securities (in the case of the Dollar Notes) and euro or against European Government Obligations (in the case of Euro Notes) deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any cash in dollar or dollar-denominated U.S. Government Securities or cash in euro or euro-denominated European Government Obligations or a combination thereof held by it as provided in Section 8.05 hereof which are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

Section 8.07 Repayment to Issuer.

Any money deposited with the Trustee or the Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or the Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be made available to the newswire service of Bloomberg or, if Bloomberg does not operate, any similar agency and, if and so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, publish a notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.08 Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash in dollars or non-callable U.S. Government Securities (in cash of the Dollar Notes) and euro or non-callable European Government Obligations (in the case of the Euro Notes) in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Notes Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02, the Company, any Guarantor, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision of this Indenture to the section entitled “Description of the Notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;

(b) to provide for the assumption by a successor Person of the obligations of the Company or any Guarantor under any Note Document;

(c) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 4701(b)(1)(B) of the Code);

(d) to add to the covenants or provide for a Notes Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Subsidiary of the Company;

(e) to make any change that would provide additional rights or benefits to the Trustee or the Holders or make any change that does not adversely affect the rights of the Trustee or any Holder in any material respect;

(f) to make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes permitted under this Indenture;

(g) to provide for any Subsidiary of the Company to provide a Notes Guarantee in accordance with Section 4.04 and Section 4.08 to add Notes Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien (including the Collateral and the Security Documents) with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents;

(h) to evidence and provide for the acceptance and appointment under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document;

(i) in the case of the Security Documents, to mortgage, pledge, hypothecate or grant a security interest in favor of the Security Agent for the benefit of the Holders or parties to the Credit Agreement, in any property which is required by the Credit Agreement (as in effect on the Issue Date) to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Security Agent, or to the extent necessary to grant a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited by this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement and Section 4.06 is complied with;

(j) to facilitate any transaction that complies with the covenants described in Article 5 relating to mergers, consolidations and sales of assets; or

(k) as provided in Section 4.09.

In formulating its decisions on such matters, the Trustee shall be entitled to receive and rely on such evidence as it deems appropriate including Officer’s Certificates and Opinions of Counsel in forms reasonably satisfactory to the Trustee.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender, to the extent permitted by applicable law. If and for so long as any Notes are listed on the Official List of the Exchange, and if and to the extent that the rules of the Exchange so require, the Issuer will notify the Exchange of any amendment, supplement and waiver.

Section 9.02 With Consent of Holders of Notes.

(a) Except as provided below in Section 9.02(e), the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, to the extent permitted by applicable law, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject Section 6.04 and Section 6.07 hereof, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes); provided that, if any amendment, waiver or other modification will only amend only one series of the Notes, only the consent of a majority in principal amount of the then outstanding Notes of such series shall be required. Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(b) Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee and the Security Agent will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(c) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment of any Notes Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder of the Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Section 6.04 and Section 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture and the other Notes Documents relating to the Notes.

(e) However, without the consent of Holders holding not less than 90% (or, in the case of clauses (8) and (9) of this Section 9.02, 75%) of the then outstanding aggregate principal amount of Notes affected (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes), an amendment or waiver may not, with respect to any such series of the Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, waiver or modification;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note;

(3) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control);

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described in paragraphs 5 or 6 of the Notes;

(5) make any such Note payable in currency other than that stated in such Note;

(6) impair the contractual right of any Holder to institute suit for the enforcement of any payment of principal of, or interest or Additional Amount, if any, on or with respect to such Holder’s Notes on or after the due dates thereof;

(7) make any change to Section 4.10 that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

(8) release all or substantially all security interests granted for the benefit of the Holders in the Collateral (taken as a whole) other than in accordance with the terms of the Security Documents, the Intercreditor Agreement, any applicable Additional Intercreditor Agreement and this Indenture; provided that, for the avoidance of doubt and without prejudice to Section 4.06, the release of less than all or substantially all security interests granted for the benefit of the Holders in the Collateral (taken as a whole) shall only require at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes);

(9) release any Guarantor from any of its obligations under its Notes Guarantee or this Indenture, except in accordance with the terms of this Indenture and the Intercreditor Agreement;

(10) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(11) make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.02.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee or the Authenticating Agent, as the case may be, shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Security Agent to Sign Amendments, etc.

Upon the written request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Security Agent of the documents described in Section 7.02 hereof upon which they will be fully protected in relying upon, the Trustee and the Security Agent will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Security Agent will not be obligated to enter into such amended or supplemental indenture that imposes any personal obligations on the Trustee or the Security Agent or that adversely affects their own rights, duties or immunities under this Indenture or otherwise. In signing such amendment or supplemental indenture, the Trustee and the Security Agent shall be entitled to receive an indemnity and/or security (including by way of pre-funding) satisfactory to them and to receive, and (subject to Section 7.01 and Section 7.02) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel (if applicable) stating that such amendment complies with this Indenture and that such amendment has been duly authorized, executed and delivered and is the legally valid and binding obligation of the Issuer and the Guarantors enforceable against them in accordance with its terms, subject to customary exceptions.

Section 9.07 Notices to the Exchange.

If and for so long as the Notes are listed on the Official List of the Exchange, and if and to the extent that the rules of the Authority so require, the Company will notify the Authority of any amendment, supplement and waiver.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security Documents.

(a) The due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and the Notes Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any (to the extent permitted by law), on the Notes, the Notes Guarantees and performance of all other obligations of the Issuer and the Guarantors to the Holders or the Trustee and the Security Agent under this Indenture, the Notes and the Notes Guarantees according to the terms hereunder or thereunder, are secured as provided in the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents. Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Liens and authorizing the Security Agent to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Issuer and the Guarantors will, and the Issuer will cause each of its Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the

Security Agent holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Notes Guarantees secured thereby, according to the intent and purposes herein expressed. Subject to the Agreed Security Principles and the Intercreditor Agreement, the Issuer and the Guarantors will take, upon request of the Trustee, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuer hereunder, a valid and enforceable first priority Lien in and on all the Collateral ranking in right and priority of payment as set forth in this Indenture and the Intercreditor Agreement and subject to no other Liens other than as permitted by the terms of this Indenture and the Intercreditor Agreement.

(b) Each of the Issuer, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuer of those obligations, except that such demand shall only be made with the prior written consent of the Trustee or as otherwise permitted under the Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c) Each Holder, by accepting a Note, shall be deemed (i) to have authorized the Security Agent to enter into the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.09 and (ii) to be bound thereby. Each Holder, by accepting a Note, appoints the Security Agent as its trustee under the Security Documents and authorizes it to act on such Holder’s behalf. The Trustee hereby acknowledges that the Security Agent is authorized to act under the Security Documents on behalf of the Trustee, with the full authority and powers of the Trustee thereunder. The Security Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder. The Security Agent shall however at all times be entitled to seek directions from the Trustee and shall be obligated to follow those directions if given (but the Trustee shall not be obligated to give such directions unless directed in accordance with this Indenture).

Section 10.02 Release of Collateral.

(a) The Security Agent shall release, and, if so requested, the Trustee shall direct the Security Agent to release, without the need for consent of the Holders, Liens on the Collateral securing the Notes:

(1) upon release of a Notes Guarantee (with respect to the Liens securing such Notes Guarantee granted by such Guarantor) in accordance with this Indenture;

(2) in connection with any disposition of Collateral (with respect to the Lien on such Collateral), directly or indirectly, to (a) any Person other than the Company or any of its Subsidiaries (but excluding any transaction subject to Article 5) or (b) the Issuer or any Guarantor consistent with the Intercreditor Agreement, so long as the relevant Collateral becomes subject to a substantially equivalent Lien in favor of the Security Agent securing the Notes; and provided that, in the case of each of sub-clauses (a) and (b), such disposition is permitted by this Indenture;

(3) automatically without any action by the Trustee, if the Lien granted in favor of any Indebtedness that gave rise to the obligation to grant the Lien over such Collateral pursuant to Section 4.05 is released (other than pursuant to the repayment and discharge thereof); provided that such release would otherwise be permitted by another clause above;

(4) in order to effectuate a merger, consolidation, conveyance or transfer conducted in compliance with Article 5;

(5) upon payment in full of principal, interest and all other obligations in respect of the Notes issued under this Indenture or discharge or defeasance thereof in accordance with this Indenture;

(6) upon the occurrence of a Suspension Event as described in Section 4.11, so long as no Indebtedness Incurred pursuant to a Credit Facility and any Refinancing Indebtedness in respect of such Indebtedness and Guarantees in respect of such Indebtedness Incurred, in each case, Incurred under Section 4.04(b)(1) is at such time secured in a manner that would require the granting of a Lien pursuant to Section 4.05;

(7) as may be permitted by Section 4.06;

(8) as described in Article 9;

(9) upon the release of any security granted in favor of the obligations under the Credit Agreement; or

(10) notwithstanding any of the foregoing, as provided in the Intercreditor Agreement or any Additional Intercreditor Agreement, including (x) upon the release of a Loan Party (as defined in the Credit Agreement) from its Secured Obligations (as defined in the Intercreditor Agreement) to the extent the property constituting such Collateral is owned by such Loan Party, (y) in connection with any disposition of Collateral if such disposition is a Non-Distressed Disposal (as set forth in Clause 13.1 of the Intercreditor Agreement) and (z) upon payment in full of principal, interest and all other obligations in respect of the Secured Obligations (as defined in the Intercreditor Agreement).

(b) Upon any occurrence giving rise to a release of a Lien on Collateral, as specified above, subject to receipt of an Officer’s Certificate from the Issuer, the Trustee, if so requested, will instruct the Security Agent, and the Security Agent will execute any documents delivered to it by the Issuer, to evidence or effect such release, discharge and termination in respect of such Lien on Collateral. Upon receipt of the aforementioned Officer’s Certificate on which the Trustee shall be entitled to conclusively rely on without further inquiry, any such release shall be effected by the Security Agent and, to the extent required or necessary, the Trustee, without the consent of the Holders.

(c) The Issuer and the Guarantors may also, among other things, without any release or consent by the Trustee or the Security Agent, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien under the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) selling, transferring, paying off or using up or otherwise disposing of current assets or intercompany receivables in the ordinary course of business; and (iii) any other action not prohibited by this Indenture, the Credit Agreement, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 10.03 Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

(a) Subject to the provisions of Section 7.01 and Section 7.02 hereof and the terms of the Intercreditor Agreement and the Security Documents (as applicable), the Trustee, upon receipt of an Officer’s Certificate, may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Security Agent to take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Security Documents or the Intercreditor Agreement; and

(2) collect and receive any and all amounts payable in respect of the Obligations of the Issuer or any Guarantor hereunder.

(b) Subject to the provisions hereof, the Security Documents and the Intercreditor Agreement, the Trustee will have power to institute and maintain, or direct the Security Agent to institute and maintain, such suits and proceedings as it may deem expedient to prevent any impairment of the security by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.04 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 10.05

[Reserved].

Section 10.06 Security Agent.

(a) The Security Documents and the Collateral will be administered by the Security Agent, in each case pursuant to the Intercreditor Agreement for the benefit of all holders of secured obligations.

(b) Any resignation or replacement of the Security Agent shall be made in accordance with the terms of the Intercreditor Agreement.

ARTICLE 11

NOTES GUARANTEES

Section 11.01 Notes Guarantee.

(a) Subject to this Article 11 and the Intercreditor Agreement, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder (such Guarantee, a “Notes Guarantee”), that:

(1) the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee and the Security Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) Subject to this Article 11 and the Intercreditor Agreement, each of the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) If any Holder, the Trustee or the Security Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or the Security Agent or such Holder, this Notes Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Notes Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Notes Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Notes Guarantee.

Section 11.02 Limitation on Liability.

Notwithstanding any other provisions of this Indenture, the obligations of each Guarantor under its Notes Guarantee shall be limited under the relevant laws applicable to such Guarantor and the granting of such Notes Guarantees (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences or transactions under value). To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving notice to the Trustee of such maximum amount and giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Notes Guarantee not conflicting with the principles of corporate benefit or capital preservation or constituting a fraudulent conveyance, fraudulent transfer, voidable preference, a transaction under value or unlawful financial assistance, or other similar laws affecting the rights of creditors generally, provided that, with respect to each jurisdiction described below, such obligations shall be limited in the manner described below or in any supplemental indenture.

Section 11.03 Limitation on Liability of Guarantors.

(a) English Guarantors. The Notes Guarantee of the Guarantors incorporated in England does not apply to any liability to the extent that it would result in the Notes Guarantee constituting unlawful financial assistance within the meaning of Section 678 or 679 of the Companies Act 2006 or any equivalent provision of any applicable law.

(b) Irish Guarantors. The Notes Guarantee of the Guarantors incorporated under the laws of Ireland does not apply to any liability to the extent that it would result in the Notes Guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014 of Ireland or any equivalent provision of any applicable law.

(c) Gibraltar Guarantor. Notwithstanding anything to the contrary in this Indenture or by any Senior Secured Indebtedness, the obligations and liabilities of the Gibraltar Guarantor shall be limited at any time (with no double counting), to the maximum amount due and recoverable from the Gibraltar Guarantor without (i) causing the Gibraltar Guarantor to be presumed insolvent as defined under section 10(1)(b) of the Insolvency Act 2011 of Gibraltar or insolvent as defined under section 4 of the Insolvent Partnership Regulations 2014 of Gibraltar; (ii) comprising a void transaction under the Insolvency Act 2011 of Gibraltar or the Companies Act 2014 of Gibraltar; and (iii) comprising a voidable transaction per Part 9 of the Insolvency Act 2011 of Gibraltar.

(d) Maltese Guarantors. The Notes Guarantee of the Guarantors incorporated and registered under the laws of Malta does not apply to any liability to the extent that it would result in the Notes Guarantee being illegal, in breach of law or regulation or constituting unlawful financial assistance within the meaning of Article 110 of the Maltese Companies Act (Chapter 386 of the Laws of Malta).

Section 11.04 Waiver of Customary Law Rights.

(a) Each Guarantor hereby irrevocably and unconditionally waives any such rights whatsoever that it may have under the laws of Alderney or elsewhere at any time pursuant to the droit de division (whether or not now existing), in relation to this Indenture and any document, agreement or arrangement referred to in or relating to it.

(b) Each Guarantor hereby irrevocably and unconditionally waives any right it may have whatsoever under the laws of Alderney or elsewhere at any time (whether or not now existing) of first requiring the Trustee (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security against, or claim payment from, any person before enforcing this Indenture and this Indenture shall take effect without the benefit to the Guarantor of the droit de discussion.

Section 11.05 Recourse to the Company.

The Notes Guarantee of the Company will be limited in an equivalent manner to the guarantee of the Company in the Credit Agreement, subject to and until all liabilities under the Credit Agreement have been fully and finally discharged.

Section 11.06 Execution and Delivery of Notes Guarantee.

Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Notes Guarantee or any release, termination or discharge thereof.

Each Guarantor agrees that its Notes Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Notes Guarantee.

Section 11.07 Releases.

(a) The Notes Guarantee of a Guarantor will be released:

(1) except in the case of the Notes Guarantee by the Company, upon a sale or other disposition (including by way of consolidation or merger) of ownership interests in the Guarantor (directly or through a parent company) such that the Guarantor does not remain a Subsidiary of the Company, or the sale or other disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Subsidiary of the Company), in each case, otherwise permitted by this Indenture;

(2) upon payment in full of principal, interest and all other obligations in respect of the Notes issued under this Indenture or defeasance or discharge of the Notes, as provided in Article 8 and Article 12;

(3) as described under Article 9;

(4) with respect to any Guarantor, upon the release of any guarantees granted by such Guarantor in favor of the obligations under the Credit Agreement;

(5) notwithstanding any of the foregoing, in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement, including (x) upon a Non-Distressed Disposal (as defined in the Intercreditor Agreement) and (y) upon payment in full of principal, interest and all other obligations in respect of the Secured Obligations (as defined in the Intercreditor Agreement);

(b) Upon any occurrence giving rise to a release of a Notes Guarantee, as specified in Section 11.07(a), the Trustee, subject to receipt of an Officer’s Certificate from the Issuer or Guarantor, will execute any documents delivered to it by the Issuer in order to evidence or effect such release, discharge and termination in respect of such Notes Guarantee. None of the Issuer, the Trustee or any Guarantor will be required to make a notation on the Notes to reflect any such release, discharge or termination. Upon receipt of the aforementioned Officer’s Certificate on which the Trustee shall be entitled to conclusively rely on without further inquiry, the Trustee shall effectuate such release of a Notes Guarantee without seeking further instruction from the Holders of the Notes.

(c) Any Guarantor not released from its obligations under its Notes Guarantee as provided in this Section 11.07 will remain liable for the full amount of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture and the rights of the Trustee and the Holders under the Intercreditor Agreement and any Additional Intercreditor Agreement and the Security Documents will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes and rights of the Trustee, as expressly provided for in this Indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company or the Issuer) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company or the Issuer; (2) the Company or the Issuer has deposited or caused to be deposited with the Trustee (or such entity designated or appointed (as agent) by the Trustee for this purpose), (i) with respect to the Notes denominated in U.S. dollars, money in U.S. dollars or U.S. Government Obligations or a combination thereof and (ii) with respect to the Notes denominated in euros, money in euros or European Government Obligations or a combination thereof, in each case, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Company and the Issuer have paid or caused to be paid all other sums payable under this Indenture; (4) the Company or the Issuer (as the case may be) has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money towards payment of the Notes at maturity or on the redemption date, as the case may be; and (5) the Company or the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel in forms reasonably satisfactory to the Trustee each to the effect that all conditions precedent under this Article 12 relating to the satisfaction and discharge of this Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)). If requested in writing by the Company or the Issuer, the Trustee and Paying Agent (which request may be included in the applicable notice of redemption pursuant to the above referenced Officer’s Certificate) shall distribute any amounts deposited to the Holders prior to Stated Maturity or the redemption date, as the case may be; provided, however, that the Holders shall have received at least three Business Days’ notice from the Company of such earlier repayment date (which may be included in the notice of redemption). For the avoidance of doubt, the distribution and payment to Holders prior to the maturity or redemption date as set forth above will not include any negative interest, present value adjustment, break costs or any other premium on such amounts. To the extent the Notes are represented by a global note deposited with a depositary for a clearing system, any payment to the beneficial holders of such Notes holding interests as a participant of such clearing system shall be subject to the then applicable procedures of such clearing system.

The Trustee shall be entitled to rely conclusively on such Officer’s Certificate and Opinion of Counsel in forms satisfactory to the Trustee without independent verification, provided that any such counsel may rely on an Officer’s Certificate as to matters of fact.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.07, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through the Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium on, if any, interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any cash in dollars or non-callable U.S. Government Securities or a combination thereof in the case of the Dollar Notes, and any cash in euro or non-callable European Government Obligations or a combination thereof in the case of the Euro Notes, in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuer has made any payment of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from dollars or non-callable U.S. Government Securities or a combination thereof in the case of the Dollar Notes, and euro or non-callable European Government Obligations or a combination thereof in the case of the Euro Notes, held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

(a) Any notice or communication by the Issuer, any Guarantor, the Trustee, the Security Agent or any other Agent to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Flutter Treasury DAC

Belfield Office Park

Beech Hill Road

Clonskeagh, Dublin 4

D04 V972, Ireland

Attention of: Steven Ellis

With a copy to Flutter Group Head of Legal

Email: GroupLegal@flutter.com

With a copy to:

Simpson Thacher & Bartlett LLP

Citypoint, One Ropemaker Street

London EC2Y 9HU

United Kingdom

Attention of: Mr. Gil Strauss

Facsimile No.: +44-20-7275-6502

Email: gstrauss@stblaw.com

If to the Trustee/Paying Agent/Transfer Agent/Registrar:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Attention of: Agency & Trust

Email: emea.at.debt@citi.com

If to the Security Agent:

Wilmington Trust (London) Limited

Third Floor

1 King’s Arms Yard

London EC2R 7AF

United Kingdom

Attention of: Loans Agency

Email: dl-loan_agency_rms_london@wilmingtontrust.com

The Issuer, any Guarantor, the Trustee the Security Agent and the Agents, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications shall be in the English language or accompanied by a translation into English certified as being a true and accurate translation. In the event of any discrepancies between the English and other than English versions of such notices or communications, the English version of such notice or communication shall prevail.

(b) All notices to Holders of Notes will be validly given if electronically delivered or mailed to them at their respective addresses in the Register of the Holders of the Notes, if any, maintained by the Registrar. In addition, for so long as any of the Notes are listed on the Exchange and the rules of the Exchange shall so require, notices with respect to the Notes will be published in accordance with the requirements of such rules. In addition, for so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to DTC or Euroclear and Clearstream, as applicable, each of which will give such notices to the holders of Book-Entry Interests. Such notices may also be published on the website of the Exchange (www.tisegroup.com), to the extent and in the manner permitted by the rules of the Exchange.

(c) Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the fifth day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(d) Notices given by publication (including publications on the official website of the Exchange (www.tisegroup.com) or posting of information as contemplated by Section 4.02) will be deemed given on the first date on which publication is made and notices sent electronically will be deemed given on the date of transmission. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is published or sent in the manner provided above, it is duly given, whether or not the addressee receives it.

(e) If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f) If the Issuer mails a notice or communication to Holders or delivers a notice or communication to holders of Book-Entry Interests, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b), as if this Indenture were required to be qualified under the TIA, with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall, at the request of the Trustee, furnish to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that no such Officer’s Certificate shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 Agent for Service; Submission to Jurisdiction; Waiver of Jury Trial; Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Notes Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Guarantors has appointed Corporation Services Company as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each of the Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

Section 13.07 No Personal Liability of Directors, Managers, Officers, Members, Partners, Employees and Equity Holders.

No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of the Company or any Subsidiaries or of any of their direct or indirect parent companies (other than in such equityholder’s capacity as the Issuer or a Guarantor) shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.08 Governing Law.

THIS INDENTURE AND THE NOTES INCLUDING ANY NOTES GUARANTEES, AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company and Issuer in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.07 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall constitute effective execution and delivery of this Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Indenture as to the parties hereto and may be used in lieu of the original.

Anything in this Indenture or the Notes to the contrary notwithstanding, for the purposes of the transactions contemplated by this Indenture, the Notes and any document to be signed in connection with this Indenture or the Notes (including amendments, waivers, consents and other modifications, Officer’s Certificates and Opinions of Counsel and other related documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign) that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Currency Indemnity.

(a) The currency in which any series of Notes hereunder is issued is the sole currency of account and payment for all sums payable by the Issuer and the Guarantors under or in connection with such series of Notes and the relevant Notes Guarantees, as the case may be, including damages (the “Relevant Currency”). Any amount received or recovered in a currency other than the Relevant Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge to the Issuer or such Guarantor, as applicable, to the extent of the amount of the Relevant Currency which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(b) If that amount of the Relevant Currency is less than the amount of the Relevant Currency expressed to be due to the recipient or the Trustee under any series of Notes, the Issuer and the Guarantors will indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuer and the Guarantors will indemnify the recipient or the Trustee on a joint and several basis against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note, any Notes Guarantee or to the Trustee.

(c) Except as otherwise specifically set forth herein, for purposes of determining compliance with any U.S. dollar-denominated restriction herein, the Dollar Equivalent amount for purposes hereof that is denominated in a currency other than U.S. dollars shall be calculated based on the relevant currency exchange rate in effect on the date such non-U.S. dollar amount is incurred or made, as the case may be.

Section 13.15 Prescription.

Claims against the Issuer or any Guarantor for the payment of principal, or premium, if any, on the Notes will be prescribed five years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed three years after the applicable due date for payment of interest. If a notice or communication is given via DTC, Euroclear or Clearstream, as applicable, it will be deemed to have been duly given on the day the notice is given to DTC, Euroclear or Clearstream, as applicable.

Section 13.16 Additional Information.

Upon written request by any Holder or a holder of a Book-Entry Interest to the Issuer at the address set forth in Section 13.01, the Issuer will mail or cause to be mailed, by first class mail, to such Holder or holder (at the expense of the Issuer) a copy of this Indenture or any other Note Document.

Section 13.17 Legal Holidays.

If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 13.18 Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Citibank, N.A., London Branch, like all financial institutions and, in order to help fight the funding of terrorism and money laundering, are requested to obtain, verify and record information that identifies the Issuer and each Guarantor. The parties to this Indenture agree that they will provide Citibank, N.A., London Branch with such information as it may request in order to satisfy the requirements of the USA Patriot Act.

Section 13.19 Contractual Recognition of Bail-In.

Citibank, N.A., is a company incorporated with limited liability in the United States of America under the laws of the City and State of New York on 14 June 1812 and reorganised as a national banking association formed under the laws of the United States of America on 17 July 1865 with Charter number 1461 and having its principal business office at 388 Greenwich Street, New York, NY 10013, USA and having in Great Britain a principal branch office situated at Canada Square, Canary Wharf, London E14 5LB with a foreign company number FC001835 and branch number BR001018. Citibank, N.A., London Branch is authorised and regulated by the Office of the Comptroller of the Currency (USA) and authorised by the Prudential Regulation Authority and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority.

In connection with the worldwide effort against the funding of terrorism and money laundering activities, the Principal Paying Agent may be required under various national laws and regulations to which they are subject to obtain, verify and record information that identifies each person who opens an account with it. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Principal Paying Agent shall be entitled to ask for documentation to verify such entity’s formation and legal existence as well as financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

The parties to this Indenture acknowledge and agree that the obligations of the Principal Paying Agent under this Indenture are limited by and subject to compliance by them with EU and US Federal anti- money laundering statutes and regulations. If the Principal Paying Agent or any of their directors know or suspect that a payment is the proceeds of criminal conduct, such person is required to report such information pursuant to the applicable authorities and such report shall not be treated as a breach by such person of any confidentiality covenant or other restriction imposed on such person under this Indenture, by law or otherwise on the disclosure of information. The Principal Paying Agent shall be indemnified and held harmless by the Issuer from and against all losses suffered by them that may arise as a result of the agents being prevented from fulfilling their obligations hereunder due to the extent doing so would not be consistent with applicable statutory anti-money laundering requirements.

Notwithstanding anything to the contrary in this Indenture or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of the Principal Paying Agent arising under this Indenture or any such other document, to the extent such liability is unsecured or not otherwise exempted, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

a)	the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto; and

b)	the effects of any Bail-in Action on any such liability, including, if applicable:

1.	a reduction in full or in part or cancellation of any such liability;

2.

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such party, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Indenture or any other agreement; or

3.	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

For the purpose of this Section 13.19 the following terms shall have the following meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority to exercise any Write-down and Conversion Powers.

“Write-Down and Conversion Powers” means,

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b) (any powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and any similar or analogous powers under that Bail-In Legislation.

[Signatures on following page]

Dated as of April 29, 2024

FLUTTER TREASURY DAC, as Issuer

By:	/s/ Mark Irwin
Name:	Mark Irwin
Title:	Director

FLUTTER ENTERTAINMENT PLC, as Guarantor

By:	/s/ Paul Edgecliffe-Johnson
Name:	Paul Edgecliffe-Johnson
Title:	Director

FLUTTER FINANCING B.V., as Guarantor

By:	/s/ Edward Traynor
Name:	Edward Traynor
Title:	Managing Director A

FLUTTER FINANCING B.V., as Guarantor

By:	/s/ Dennis Kramer
Name:	Dennis Kramer
Title:	Managing Director B

PPB TREASURY UNLIMITED COMPANY, as Guarantor

By:	/s/ Paul Edgecliffe-Johnson
Name:	Paul Edgecliffe-Johnson
Title:	Attorney

BETFAIR INTERACTIVE US FINANCING LLC, as Guarantor

By:	/s/ David Jennings
Name:	David Jennings
Title:	Chief Financial Officer

FANDUEL GROUP FINANCING LLC, as Guarantor

By:	/s/ David Jennings
Name:	David Jennings
Title:	Chief Financial Officer

Executed by SPORTSBET PTY LTD as Guarantor in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Barnaby Evans
Signature of director	Signature of company secretary/director

Barnaby Evans
Full name of above signatory	Full name of above signatory

Executed by SPORTSBET PTY LTD as Guarantor in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Nathan Arundell
Signature of director	Signature of company secretary/director

Nathan John Arundell
Full name of above signatory	Full name of above signatory

PPB ENTERTAINMENT LIMITED, as Guarantor

By:	/s/ Cormac O’Brien
Name:	Cormac O’Brien
Title:	Director

PPB COUNTERPARTY SERVICES LIMITED, as Guarantor

By:	/s/ Cormac O’Brien
Name:	Cormac O’Brien
Title:	Director

FANDUEL INC., as Guarantor

By:	/s/ David Jennings
Name:	David Jennings
Title:	Chief Financial Officer

TSG INTERACTIVE GAMING EUROPE LTD, as Guarantor

By:	/s/ Cormac O’Brien
Name:	Cormac O’Brien
Title:	Director

TSE MALTA LP,
By Winslow Four in its capacity as General Partner of TSE Malta LP as Guarantor

By:	/s/ Kevin Smith
Name:	Kevin Smith
Title:	Director

BETFAIR INTERACTIVE US LLC, as Guarantor

By:	/s/ David Jennings
Name:	David Jennings
Title:	Chief Financial Officer

HESTVIEW LIMITED, as Guarantor

By:	/s/ Steve Birch
Name:	Steve Birch
Title:	CCO

BONNE TERRE LIMITED, as Guarantor

By:	/s/ Steve Birch
Name:	Steve Birch
Title:	CCO

BONNE TERRE LIMITED, as Guarantor

By:	/s/ Ian Brown
Name:	Ian Brown
Title:	Director

POWER LEISURE BOOKMAKERS LIMITED, as Guarantor

By:	/s/ Edward Traynor
Name:	Edward Traynor
Title:	Director

TSE HOLDINGS LIMITED, as Guarantor

By:	/s/ Paul Edgecliffe-Johnson
Name:	Paul Edgecliffe-Johnson
Title:	Director

NARIS LIMITED, as Guarantor

By:	/s/ Chris Hancox
Name:	Chris Hancox
Title:	Director

CITIBANK, N.A., LONDON BRANCH, as Trustee, Paying Agent, Transfer Agent and Registrar

By:	/s/ Daniel Lecomber
Name:	Daniel Lecomber
Title:	Vice President

WILMINGTON TRUST (LONDON) LIMITED, as Security Agent

By:	/s/ Antony Girling
Name:	Antony Girling
Title:	Senior Vice President

EXHIBIT A

[Form of Face of Note]

[•]% Senior Secured Notes due 2029

THIS SECURITY HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER JURISDICTION, AND, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND (2) AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES, AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES, AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR THERETO) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS] ONLY (A) TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS OCCURRING OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN RELIANCE ON REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT

OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSES (D) OR (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES,” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE U.S. SECURITIES ACT.]

BY ACCEPTING THIS SECURITY (OR AN INTEREST IN THE SECURITY REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT AND WARRANT THAT EITHER (I) IT IS NOT, AND IS NOT ACQUIRING OR HOLDING THIS SECURITY (OR AN INTEREST IN THE SECURITY REPRESENTED HEREBY) WITH THE ASSETS OF, (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO TITLE I OF ERISA, (B) A PLAN DESCRIBED IN SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) WHICH IS SUBJECT TO SECTION 4975 OF THE CODE OR PROVISIONS UNDER OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL, OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (COLLECTIVELY, “SIMILAR LAWS”) OR (C) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) AND (B), PURSUANT TO ERISA OR OTHERWISE OR (II) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY (OR AN INTEREST IN THE SECURITY REPRESENTED HEREBY) DOES NOT, AND WILL NOT, CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[THIS GLOBAL NOTE IS HELD BY THE [IN THE CASE OF THE GLOBAL NOTES REPRESENTING THE DOLLAR NOTES: CUSTODIAN] [IN THE CASE OF THE GLOBAL NOTES REPRESENTING THE EURO NOTES: COMMON DEPOSITARY] (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, AND

(3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.][1]

[THIS GLOBAL NOTE SHALL BEAR THE TEMPORARY ISIN NUMBERS INDICATED ON THIS GLOBAL NOTE UNTIL THE DAY THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER MARCH 21, 2024, AFTER WHICH DATE THE PERMANENT ISIN NUMBER INDICATED ON THIS GLOBAL NOTE SHALL BE BORNE.]2

[1]	This legend to be used for Global Notes.
[2]	Use this legend for additional Notes due 2029 that will be fungible with the Initial Notes.

ISIN

[CUSIP    ]

[Common Code    ]

[•]% Senior Secured Notes due 2029

No.	[€] [$]

Issue Date:

FLUTTER TREASURY DAC

promises to pay to   3 or its registered assigns, the principal sum of [    ] [euro] [dollars] [or such greater or lesser amount as indicated in the Schedule of Increases, Decreases and Exchanges of Interests in the Global Note]4 on April 29, 2029.

Interest Payment Dates: April 15 and October 15 of each year, commencing    .

Record Dates: One Business Day immediately preceding each Interest Payment Date.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[3]	Insert name of registered Holder.
[4]	Use the Schedule of Increases, Decreases and Exchanges of Interests language if Note is in Global Form.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

FLUTTER TREASURY DAC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

CITIBANK, N.A., LONDON BRANCH,

in its capacity as Trustee

By:
Authorized Signatory

Dated: [•]

[Back of Note]

[•]% Senior Secured Notes due 2029

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. FLUTTER TREASURY DAC, a designated activity company incorporated under the laws of Ireland (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Note at a rate of [6.375][5.000]% per annum in cash. The Issuer will pay interest semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Note will accrue from the date of original issuance or, if interest has already been paid, from the Interest Payment Date for which interest was most recently paid; provided that the first Interest Payment Date shall be [•]. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period shall end on (but not include) the relevant interest payment date.

2. METHOD OF PAYMENT. The Issuer will pay interest on this Note (except defaulted interest) to the Persons who are registered Holders of this Note one Business Day immediately preceding the Interest Payment Date, even if this Note is canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. This Note will be payable as to principal of and interest, premium and Additional Amounts, if any, through the Paying Agent as provided in the Indenture or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be made in dollars.

3. PAYING AGENT, REGISTRAR AND TRANSFER AGENT. Citibank, N.A., London Branch will act as Paying Agent, Transfer Agent and Registrar. Upon notice to the Trustee, the Issuer may change the Paying Agent, Registrar and/or Transfer Agent.

4. INDENTURE.

(a)

The Issuer issued this Note under an indenture dated as of April 29, 2024 (the “Indenture”), among, inter alios, the Issuer and Citibank, N.A., London Branch as the Trustee. This Note is subject to all terms of the Indenture, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b)

To guarantee the due and punctual payment of the principal and interest on this Note and all other amounts payable by the Issuer under the Indenture and this Note when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of this Note and the Indenture, each Guarantor has jointly and severally and unconditionally guaranteed the Guaranteed Obligations pursuant to the terms of the

Indenture. The Notes Guarantee of each Guarantor is subject to the provisions of the Intercreditor Agreement. Reference is made to the Indenture and the Intercreditor Agreement for the terms of any such Notes Guarantees, including the release, termination and discharge thereof. Neither the Issuer nor any Guarantor shall be required to make any notation on this Note to reflect any Notes Guarantee or any such release, termination or discharge.

5. OPTIONAL REDEMPTION.

(a)	Except as set forth in this paragraph 5, paragraph 6 and paragraph 10 of this Note, this Note is not redeemable at the option of the Issuer.

(b)

At any time prior to April 15, 2026, the Issuer may redeem the [Dollar] [Euro] Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior written notice to the Holders at a redemption price equal to 100% of the principal amount of such [Dollar] [Euro] Notes plus the [Dollar] [Euro] Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to, but excluding, the redemption date).

For purposes of this Note:

“[Dollar] [Euro] Applicable Premium” means, with respect to any Note, the greater of:

(i)	1% of the principal amount of such Note; and

(ii)	the excess (to the extent positive) of:

(A)

the present value at such redemption date of (i) the redemption price of such Note at April 15, 2026 (such redemption price being (expressed in percentage of principal amount) being set forth in the table under [OPTIONAL REDEMPTION] (excluding accrued but unpaid interest), plus (ii) all required interest payments due on such Note to and including April 15, 2026 (excluding accrued but unpaid interest), computed upon the date of redemption using a discount rate equal to the [Applicable Treasury Rate] [Applicable Bund Rate] at such date of redemption plus 50 basis points; less

(B)	the outstanding principal amount of such Note,

as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. For the avoidance of doubt, the calculation of the [Dollar] [Euro] Applicable Premium shall not be a duty or obligation of the Trustee or the Paying Agent.

(c)

At any time and from time to time on or after April 15, 2026, the Issuer may redeem the [Dollar] [Euro] Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior written notice to the Holders at a redemption price equal to the percentage of principal amount of the [Dollar] [Euro] Notes set forth below plus accrued and unpaid interest to, but excluding, the redemption date:

Year	[Dollar Notes Redemption Price]		[Euro Notes Redemption Price]
2026	[103.188	%]	[102.500	%]
2027	[101.594	%]	[101.250	%]
2028 and thereafter	[100.000	%]	[100.000	%]

(d)

At any time and from time to time prior to April 15, 2026, the Issuer may, at its option, upon notice as described under Section 3.02 and Section 3.03 redeem up to 40% of the aggregate principal amount of the [Dollar] [Euro] Notes (including Additional [Dollar] [Euro] Notes) at a redemption price equal to (i) [106.375%] [105.000%] of the aggregate principal amount thereof, with an amount equal to or less than the Net Cash Proceeds from one or more Equity Offerings to the extent such Net Cash Proceeds are received by or contributed to the Company, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption; provided that:

(i)	the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(ii)

not less than 50% of the principal amount of the [Dollar] [Euro] Notes originally issued on the Issue Date (excluding the principal amount of any Additional [Dollar] [Euro] Notes) remain outstanding immediately thereafter (unless all such [Dollar] [Euro] Notes are redeemed substantially concurrently).

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof.

(e)

At any time prior to April 15, 2026, the Issuer may redeem up to 10% of the aggregate principal outstanding amount of the [Dollar] [Euro] Notes (calculated after giving effect to the issuance of any Additional [Dollar] [Euro] Notes) during each 12 month period commencing from the Issue Date, from time to time, upon not less than 10 nor more than 60 days’ prior written notice to the Holders at a redemption price equal to 103% of the principal amount of the [Dollar] [Euro] Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to, but excluding, the redemption date).

(f)

Notwithstanding the foregoing, in connection with any tender offer for Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes of a series validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by Holders of the Notes, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the Holders, given not more than 30 days following such purchase date, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (other than any incentive payment for early tenders), plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but not including, the redemption date.

(g)

Notwithstanding anything else in this Indenture or the Notes, redemption notices may be given more than 60 days prior to a redemption date if the notice is in connection with a defeasance of Notes or a satisfaction and discharge of this Indenture.

(h)

Any redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice may state that, at the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs.

(i)

If the Issuer effects an optional redemption of the Notes, it will, for so long as the Notes are listed on the Exchange, and if and to the extent that the rules of the Exchange so require, inform the Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

(j)

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(k)

If a redemption date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such redemption date if it were a Business Day for the intervening period.

(l)

The Issuer, the Company, any of its Subsidiaries and their respective Affiliates and members of our management may acquire at any time and from time to time the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, and such purchases may be at prices below par. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of the Notes or another series of debt, with the attendant reduction in the trading liquidity of such class or series.

(m)

If requested in writing by the Company, the Paying Agent (which request may be included in the applicable notice of redemption pursuant to the above referenced Officer’s Certificate) shall distribute any amounts deposited to the Holders prior to the redemption date; provided, however, that the Holders shall have received at least three Business Days’ notice from the Company of such earlier repayment date (which may be included in the notice of redemption). For the avoidance of doubt, the distribution and payment to Holders prior to the maturity or redemption date as set forth above will not include any negative interest, present value adjustment, break costs or any other premium on such amounts. To the extent the Notes are represented by a global note deposited with a depositary for a clearing system, any payment to the beneficial holders of such Notes holding interests as a participant of such clearing system shall be subject to the then applicable procedures of such clearing system.

6. REDEMPTION FOR TAXATION REASONS.

(a)

The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders of the Notes (with a copy to the Trustee and Paying Agent) (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date) and all Additional Amounts as set forth in Section 4.10 of the Indenture, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer or any Guarantor determines in good faith that, as a result of:

(i)	any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(ii)

any change in, or amendment to, the existing official written position or the introduction of, a written official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction

(each of the foregoing in clauses (1) and (2), a “Change in Tax Law”),

the relevant Payor (as defined in Section 4.10 of the Indenture) is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the relevant Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable but not including assignment of the obligation to make payment with respect to the Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the Pricing Day, such Change in Tax Law must become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction. Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 3.02 and Section 3.03 of the Indenture. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which such Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, such Payor will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and (b) a written opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that such Payor has or would become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee shall accept, and will be entitled to conclusively rely on, such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

(b)

The foregoing will apply mutatis mutandis to any successor to the Issuer and to any jurisdiction in which any successor to the Issuer is incorporated or organized, resident or engaged in business for tax purposes or has a permanent establishment in, or any political subdivision or taxing authority or agency thereof or therein.

7. [RESERVED].

8. SINKING FUND. The Issuer will not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

9. NOTICE OF REDEMPTION. Notice of redemption will be given in accordance with Section 3.03 and Section 13.01 of the Indenture and the effect of notice of redemption is set forth in Section 3.04 of the Indenture.

10. REPURCHASE AT THE OPTION OF THE HOLDER.

(a)

If a Change of Control occurs, subject to the terms of the Indenture, each Holder will have the right to require the Issuer to repurchase all or part (equal to [$200,000 principal amount and integral multiples of $1,000 in excess thereof] [€100,000 principal amount and integral multiples of €1,000 in excess thereof]), as the case may be, of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the purchase date; provided, however, that the Issuer shall not be obliged to repurchase Notes pursuant this paragraph 10 of this Note in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes as described in paragraph 5(c) above or all conditions to such redemption have been satisfied or waived. Within 60 days following any Change of Control, the Issuer shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)	In accordance with Section 4.07 of the Indenture, the Company will be required to offer to purchase Notes upon the occurrence of certain events.

11. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons attached in denominations of [$200,000 and in integral multiples of $1,000] [€100,000 and in integral multiples of €1,000] in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, to furnish information regarding the account of the transferee at [DTC] [Euroclear and/or Clearstream], and to furnish certificates and opinions, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Note for a period of 15 days before a selection of Notes to be redeemed or for a period of 15 days prior to the record date with respect to any Interest Payment Date.

12. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes.

13. AMENDMENT, SUPPLEMENT AND WAIVER. Except as otherwise set forth in the Indenture (including the exceptions contained in Section 9.01 and Section 9.02 of the Indenture), the Note Documents (as defined in the Indenture) may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, except as otherwise set forth in the Indenture, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). In certain circumstances, the Indenture, the Notes or the Notes Guarantees may be amended or supplemented without the consent of any Holder, including to cure any ambiguity, defect or inconsistency.

14. DEFAULTS AND REMEDIES. Except as set forth in Section 6.03 of the Indenture, if an Event of Default occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 30% aggregate principal amount of the outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes to be due and payable. If an Event of Default described in clause (5) of Section 6.01(a) of the Indenture occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity and/or security (including by way of pre-funding) satisfactory to it before it enforces the Indenture or the Notes. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

15. AUTHENTICATION. This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an Authenticating Agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. [CUSIP AND] ISIN [AND COMMON CODE] NUMBERS. [Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on this Note and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.] The Issuer has caused ISIN numbers to be printed on this Note and the Trustee may use ISIN numbers in notices of redemption as a convenience to Holders. [In addition, the Issuer has caused Common Code numbers to be printed on the Notes and Trustee may use Common Code numbers in notices of redemption as a convenience to Holders.] No representation is made as to the correctness or accuracy of such numbers either as printed on this Note or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

18. GOVERNING LAW. THE INDENTURE AND THIS NOTE, INCLUDING ANY NOTES GUARANTEES, AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the form of Note, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement. Requests may be made to:

Flutter Treasury DAC

Belfield Office Park

Beech Hill Road

Clonskeagh, Dublin 4

D04 V972, Ireland

Attention of: Steven Ellis

With a copy to Flutter Group Head of Legal

Email: GroupLegal@flutter.com

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(1) (I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.07 of the Indenture, check the appropriate box below:

☐ Section 4.07

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.07 of the Indenture, state the amount you elect to have purchased (in denominations of [$200,000 or integral multiples of $1,000 in excess thereof] [€100,000 or integral multiples of €1,000 in excess thereof]):

[$] [€]

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES, DECREASES AND EXCHANGES OF INTERESTS IN THE GLOBAL NOTE5

The following (i) increases or decreases in this Global Note or (ii) exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Increase/Decrease/Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar or Paying Agent

[5]	Use the Schedule of Increases, Decreases and Exchanges of Interests language if Note is in Global Form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER FOR NOTES

Flutter Treasury DAC

Belfield Office Park

Beech Hill Road

Clonskeagh, Dublin 4

D04 V972, Ireland

Attention of: Steven Ellis

With a copy to Flutter Group Head of Legal

Email: GroupLegal@flutter.com

[Registrar address block]

Re: [•]% Senior Secured Notes due 2029

Reference is hereby made to the indenture, dated as of April 29, 2024 (the “Indenture”), among, inter alios, Flutter Treasury DAC, a designated activity company incorporated under the laws of Ireland (the “Issuer”) and Citibank, N.A., London Branch, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

     , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of [$] [€]      in such Note[s] or interests (the “Transfer”), to      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a Book-Entry Interest in the Rule 144A Global Note or a Restricted Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor or any person acting on its behalf reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act to whom notice has been given that the transfer is being made in reliance on Rule 144A in a transaction meeting the requirements of Rule 144A under the Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state or territory of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book- Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) for purposes of (1) a transaction executed pursuant to Rule 903, the transaction was executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, or (2) a transaction executed pursuant to Rule 904, the transaction was executed in, on or through the facilities of a designated offshore securities market and such Transferor or any person acting on its behalf does not know that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being effected prior to the expiration of a Restricted Period, the transferee is not a U.S. Person, or for the account or benefit of a U.S. Person (other than a distributor), as such term is defined pursuant to Regulation S of the Securities Act, and will take delivery only as a Book-Entry Interest so transferred through [DTC] [Euroclear or Clearstream]. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

1. ☐ Check and complete if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Registered Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note ([ISIN][CUSIP] ), or

(ii)	☐ Regulation S Global Note ([ISIN][CUSIP] ),

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note ([ISIN][CUSIP] ), or

(ii)	☐ Regulation S Global Note ([ISIN][CUSIP] ). in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE FOR THE NOTES

Flutter Treasury DAC

Belfield Office Park

Beech Hill Road

Clonskeagh, Dublin 4

D04 V972, Ireland

Attention of: Steven Ellis

With a copy to Flutter Group Head of Legal

Email: GroupLegal@flutter.com

Attention: [ ⚫ ]

[Registrar address block]

Re: [•]% Senior Secured Notes due 2029

(ISIN        ; [Common Code        ] [CUSIP         ])

Reference is hereby made to the indenture, dated as of April 29, 2024 (the “Indenture”), among, inter alios, Flutter Treasury DAC, a designated activity company incorporated under the laws of Ireland (the “Issuer”) and Citibank, N.A., London Branch, as Trustee.

Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

      , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $       in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. ☐ Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

2. ☐ Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for Book- Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE FOR THE NOTES

1.	The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a Book-Entry Interest held through DTC/Euroclear/Clearstream Account No. in the:

(i)	☐ Rule 144A Global Note ([ISIN] [CUSIP] [Common Code] ), or

(ii)	☐ Regulation S Global Note ([ISIN] [CUSIP] [Common Code] ), or

(b)	☐ a Definitive Registered Note.

2.	After the Exchange the Owner will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through DTC/Euroclear/Clearstream Account No. in the:

(i)	☐ Rule 144A Global Note ([ISIN] [CUSIP] [Common Code] ), or

(ii)	☐ Regulation S Global Note ([ISIN] [CUSIP] [Common Code] ), or

(b)	☐ a Definitive Registered Note.

in accordance with the terms of the Indenture.

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of       , among, inter alios,       , a company organized and existing under the laws of       (the “Subsequent Guarantor”), Flutter Treasury DAC (or its permitted successor), a designated activity company incorporated under the laws of Ireland (the “Issuer”), and Citibank, N.A., London Branch, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 29, 2024, providing for the issuance of senior secured notes (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsequent Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Notes Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Subsequent Guarantor hereby agrees to provide an unconditional Notes Guarantee on the terms and subject to the conditions and limitations set forth in the Indenture including but not limited to the provisions of Article 11 thereof, as applicable. [In addition, pursuant to Section 11.02 and [Section 11.03] of the Indenture, the obligations of the Subsequent Guarantor and the granting of its Notes Guarantee shall be limited as follows: [•]].

3. EXECUTION AND DELIVERY.

(a)	To evidence its Notes Guarantee, the Subsequent Guarantor hereby agrees that this Supplemental Indenture shall be executed on behalf of the Subsequent Guarantor by one of its Directors or Officers.

(b)	The Subsequent Guarantor hereby agrees that its Notes Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Notes Guarantee.

(c)	The delivery of this executed Supplemental Indenture to the Trustee shall constitute due delivery of the Notes Guarantee set forth in this Supplemental Indenture on behalf of the Subsequent Guarantor.

4. RELEASES. Each Notes Guarantee shall be automatically and unconditionally released and discharged in accordance with Section 11.07 of the Indenture.

5. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Issuer or of any Subsequent Guarantor, as such, shall have any liability for any obligations of the Issuer or any Subsequent Guarantor under the Notes, the Indenture, the Notes Guarantees, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

6. THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTES GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsequent Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                ,

[SUBSEQUENT GUARANTOR]

By:
Name:
Title:

FLUTTER TREASURY DAC, as the Issuer

By:
Name:
Title:

CITIBANK, N.A., LONDON BRANCH, as Trustee

By:
Authorized Signatory

By:
Authorized Signatory

WILMINGTON TRUST (LONDON) LIMITED, as Security Agent

By:
Authorized Signatory

By:
Authorized Signatory

EXHIBIT E

AGREED SECURITY PRINCIPLES

Unless otherwise defined herein, capitalized terms used herein are as defined in the Credit Agreement (as defined in the Indenture).

(A)	Considerations

1.

In determining what liens will be granted (and any limitations on the amount or scope of Guarantees) by Borrowers or other Loan Parties organized outside of the United States (the “Non-U.S. Loan Parties”) to secure the Obligations (the holders thereof, the “Secured Parties”) the following matters will be taken into account (and in the case of any Borrower or other Loan Party organized within the United States, the Liens granted will be consistent with, and only over such assets secured by, the Liens granted pursuant to the US Security Agreement, from the TLB Refinancing Date). Liens shall not be created or perfected, the Obligations shall be limited pursuant to the terms of the relevant Security Documents and Guarantees shall be limited in amount or scope, to the extent that it would (if created, perfected or not so limited):

(a)

result in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation laws, capital maintenance rules, general statutory limitations, retention of title claims or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Non-U.S. Loan Party to provide a guarantee or security or may require that the guarantee or security be limited by an amount or scope or otherwise;

(b)

result in any (x) material risk to the officers of the relevant grantor of liens or Guarantor of contravention of their fiduciary duties or any legal prohibition, or (y) risk to the officers of the relevant grantor of liens or Guarantor of civil or criminal or personal liability;

(c)

result in costs that a Borrower and the Administrative Agent reasonably determine are excessive in relation to the benefit obtained by the beneficiaries of the liens or Guarantees, which determination may be made by reference to the costs of creating or perfecting the lien or Guarantees, on the one hand, versus the value of the assets being secured or Guarantee granted, on the other hand or the value of the assets being secured or Guarantees granted, on the one hand, versus the value of all assets already secured and Guarantees granted as a whole on the other hand, or otherwise;

(d)

impose an undue administration burden on, or material inconvenience to the ordinary course of operations of, the provider of the lien or Guarantee, in each case which a Borrower and the Administrative Agent reasonably determine is excessive in relation to the benefit obtained by the beneficiary of the lien or Guarantee; or

(e)

create liens over any assets subject to third party arrangements which are permitted by this Agreement (or not expressly prohibited by this Agreement) to the extent (and for so long as) such arrangements prevent those assets from being charged or would result in a default, penalty, termination or loss of benefit of the provider of such lien as a result.

2.

These Agreed Guarantee and Security Principles embody recognition by all parties that there may be certain legal, regulatory and practical difficulties (including those in paragraph 1 above) in obtaining security and/or Guarantees without limitation as to amount or scope from all Non-U.S. Loan Parties in every jurisdiction in which Non-U.S. Loan Parties are located, in particular:

(a)

perfection of liens, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in this Agreement or (if earlier or to the extent no such time periods are specified in this Agreement) within the time periods specified by applicable law in order to ensure due perfection. Perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Non-U.S. Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement;

(b)

the maximum granted or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is reasonably determined by a Borrower and the Administrative Agent to be excessive in relation to the level of such fees, taxes and duties; or

(c)

where a class of assets to be secured includes material and immaterial assets, if the costs of granting security over the immaterial assets is reasonably determined by a Borrower and the Administrative Agent to be excessive in relation to the benefit of such security, security will be granted over the material assets only.

For the avoidance of doubt, in these Agreed Guarantee and Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any liens, stamp duties, the cost of maintaining capital for regulatory purposes, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of liens or any of its direct or indirect owners, subsidiaries or affiliates. To the extent possible, there should be no action required to be taken and no costs incurred in relation to the guarantees or security when any Lender transfers any of its Commitments to a new Lender.

(B)	Obligations to be Guaranteed and Secured

Subject to paragraph (A) above, the obligations to be guaranteed and secured are the Obligations. The liens and Guarantees are to be granted in favor of the Administrative Agent or the Collateral Agent on behalf of each Secured Party (or equivalent local procedure and unless otherwise necessary in any jurisdictions). No Loan Party shall be required to grant any security over or in respect of any Excluded Property.

(C)	General

1.	Where appropriate, defined terms in the Security Documents should mirror those in this Agreement.

2.

The parties to this Agreement agree to negotiate the form of each Security Document in good faith in a manner consistent with these Agreed Guarantee and Security Principles. The form of Guaranty with respect to any Loan Party shall be made by joinder or supplement to the Guarantee Agreement, and may be subject to any limitations as set out in such joinder or supplement or as set out in the Guarantee Agreement in respect of the relevant jurisdiction in which such Loan Party is organized.

3.

The liens granted by any Non-U.S. Loan Party in favor of the Administrative Agent or Collateral Agent on behalf of each Secured Party shall, to the extent possible under local law, be enforceable only after the occurrence of an Acceleration Event (as defined in the Intercreditor Agreement) that is continuing.

(D)	Covenants/Representations and Warranties

The Security Documents should only operate to create Liens rather than to impose new commercial obligations. Accordingly, the Security Documents (i) shall not include, repeat or extend clauses set out in this Agreement including the representations or undertakings in respect of insurance, maintenance of assets, information, indemnities or the payment of costs unless these are the same as or consistent with those contained in this Agreement and are required for the creation or perfection of the security and (ii) should not operate so as to prevent any transaction not otherwise prohibited under this Agreement (and the provisions of this sub-clause (ii) shall be included in each security document).

(E)	Liens over Equity Interests

1.

Subject to (A), (B), (C) and (D) above, to the extent permitted under local law, any share pledges (or the equivalent in local jurisdictions) should contain provisions to ensure that, unless an Acceleration Event has occurred and is continuing, the grantor of the lien is entitled to receive dividends and exercise voting rights in any shareholders’ meeting of the relevant company (except if exercise would adversely affect the validity or enforceability of the lien or cause a Default to occur) and if an Acceleration Event has occurred and is continuing the voting and dividend receipt rights may only be exercised by each Secured Party with the consent of the Administrative Agent, it being understood that if such Acceleration Event is subsequently remedied or waived, the right to receive dividends and the voting rights in any shareholders’ meeting of the relevant company shall return to the grantor of the lien.

2.

Liens over equity interests of any issuer will, where possible, automatically charge further equity interests issued by such issuer or otherwise contemplate a procedure for the extension (at the cost of the relevant Borrower or Guarantor) of liens over newly-issued shares.

3.	Liens will not be created over minority shareholdings, or shareholdings or equity interests in joint ventures.

4.	Liens will not be created on equity interests so long as same constitute Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States).

(F)	Liens over Receivables

No Non-U.S. Loan Party shall be required to grant a lien over any of its receivables.

(G)	Insurances

No Non-U.S. Loan Party shall be required to grant a lien over any of its proceeds of insurance policies.

(H)	Liens Over Intellectual Property

No Non-U.S. Loan Party shall be required to grant a lien over any of its intellectual property.

(I)	Liens Over Bank Accounts

No Non-U.S. Loan Party shall be required to grant a lien over any bank account.

(J)	Perfection of Liens

1.

Where customary, a Security Document may contain a power of attorney allowing the Administrative Agent to perform on behalf of the grantor of the lien, its obligations under such Security Document only if an Acceleration Event has occurred and is continuing.

2.

Subject to (A), (B), (C) and (D) above, where obligatory or customary under the relevant local law all registrations and filings necessary in relation to the Security Documents and/or the liens evidenced or created thereby are to be undertaken within applicable time limits, by the appropriate local counsel (based on local law and custom), unless otherwise agreed.

3.	Subject to (A), (B), (C) and (D) above, where obligatory or customary, documents of title relating to the assets charged will be required to be delivered to the Administrative Agent.

4.

Except as explicitly provided herein, notice, acknowledgement or consent to be obtained from a third party will only be required where the perfection of the lien requires it and in any event shall not be required if the benefits obtained are minimal in light of the costs involved, the commercial impact on the relevant Non-U.S. Loan Party in question or the likelihood of obtaining the acknowledgement, and when possible without prejudicing the validity of the lien concerned, such perfecting procedures shall be delayed until an Acceleration Event has occurred and is continuing.

(K)	Liens

Notwithstanding anything to the contrary contained in this Agreement, no provision contained herein shall prejudice the right of the Non-U.S. Loan Parties to benefit from the permitted exceptions set out in this Agreement regarding the granting of liens over assets.

(L)	Proceeds

The Security Documents will state that the proceeds of enforcement of such Security Documents will be applied as specified in the Intercreditor Agreement.

(M)	Regulatory Consent

The enforcement of security over shares and the exercise by the Administrative Agent or the Collateral Agent of voting rights in respect of such shares may be subject to regulatory consent. Accordingly, enforcement of any security over any shares subject to such a restriction, and the exercise by the Administrative Agent of the voting rights in respect of any such shares, will be expressed to be conditional upon obtaining any consents required by law or regulation whether or not such condition is set forth in the applicable Security Document.

SCHEDULE A

SECURITY DOCUMENTS

Security Provider	Security Document	Governing Law

Power Leisure Bookmakers Limited	Share charge granted by Power Leisure Bookmakers Limited in respect of shares in PPB Treasury Unlimited Company	Irish law

Flutter Entertainment plc	Share pledge granted by Flutter Entertainment plc in respect of shares in Power Leisure Bookmakers Limited	English law

TSE Holdings Limited	Share charge granted by TSE Holdings Limited in respect of shares in Flutter Treasury DAC	Irish law

FanDuel Inc. FanDuel Group Financing LLC Betfair Interactive US LLC Betfair Interactive US Financing LLC	All asset collateral agreement, by and among FanDuel Inc., FanDuel Group Financing LLC, Betfair Interactive US LLC and Betfair Interactive US Financing LLC in respect of certain material assets (including shares in Betfair Interactive US Financing LLC held by Betfair Interactive US LLC) and Wilmington Trust (London) Limited	New York Law

Flutter Entertainment plc	Share pledge granted by Flutter Entertainment plc in respect of shares in Flutter Financing B.V.	Dutch law

Sch- A-1